Exhibit 4.1

EXECUTION VERSION

SENIOR NOTES INDENTURE

Dated as of August 24, 2021

Between

MODIVCARE ESCROW ISSUER, INC.,

as the Escrow Issuer,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

5.000% SENIOR NOTES DUE 2029

TABLE OF CONTENTS

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Appendix A	Provisions Relating to Initial Notes and Additional Notes

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to be delivered by Subsequent Guarantors
Exhibit C	Form of Escrow Release Date Supplemental Indenture to be entered into on the Escrow Release Date

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INDENTURE, dated as of August 24, 2021, between ModivCare Escrow Issuer, Inc., a Delaware corporation (the “Escrow Issuer”) and The Bank of New York Mellon Trust Company, N.A., as Trustee (as defined herein).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of and issuance of $500,000,000 aggregate principal amount of 5.000% Senior Notes due 2029 (the “Initial Notes”);

WHEREAS, upon the consummation of the ModivCare Assumption (as defined herein) and the concurrent satisfaction in full of the Escrow Release Conditions (as defined herein) on or before the Termination Date (as defined herein), the Escrow Issuer shall be merged with and into ModivCare Inc., a Delaware corporation (the “Company”) on the Escrow Release Date (as defined herein), with the Company surviving such merger as the Issuer. Prior to the ModivCare Assumption the term “Issuer” shall refer to the Escrow Issuer, and, after the ModivCare Assumption, the term “Issuer” shall refer to the Company.

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreements” means, collectively, (i) the CFTC Acquisition Agreement and (ii) the VRI Acquisition Agreement.

“Acquisitions” means the transactions contemplated by the Acquisition Agreements.

“Additional Assets” means any property or assets (other than Indebtedness and Capital Stock) to be used by the Issuer or a Restricted Subsidiary in a Permitted Business.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09 of this Indenture (whether or not such Notes have the same CUSIP number or ISIN).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means, with respect to any Note on any Make-Whole Redemption Date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of (A) the present value at such Make-Whole Redemption Date of (1) the redemption price of such Note at October 1, 2024 (such redemption price being set forth in the table appearing in Section 3.07(b) of this Indenture), exclusive of accrued interest to, but excluding, the date of redemption, plus (2) all scheduled interest payments due on such Note from the Make-Whole Redemption Date to and including October 1, 2024 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate at such Make-Whole Redemption Date, plus 50 basis points over (B) the then outstanding principal amount of such Note, as calculated by the Issuer.

“Asset Sale” means:

(1)    the sale, lease (other than operating leases), conveyance or other disposition of any assets or rights outside of the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by Section 4.15 and Section 5.01 of this Indenture and not by Section 4.10 of this Indenture; and

(2)    the issuance of Equity Interests in any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries whether effected pursuant to a Division or otherwise (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)    any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $10.0 million;

(2)    a transfer of assets between or among the Issuer and its Restricted Subsidiaries;

(3)    an issuance of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(4)    the sale or lease of products, services or accounts receivable (including at a discount) in the ordinary course of business and any sale or other disposition of damaged, worn-out, negligible, surplus or obsolete assets in the ordinary course of business;

(5)    the sale or other disposition of Cash Equivalents;

(6)    a Restricted Payment that does not violate Section 4.07 of this Indenture or is a Permitted Investment;

(7)    a sale and leaseback transaction with respect to any assets within 180 days of the acquisition of such assets;

(8)    any exchange of like-kind property of the type described in Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

(9)    the sale or disposition of any assets or property received as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries on any secured Investment or any other transfer of title with respect to any secured Investment in default;

(10)    the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(11)    the sale, lease, conveyance, disposition or other transfer of the Equity Interests of, or any Investment in, any Unrestricted Subsidiary;

(12)    surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(13)    leases or subleases to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Issuer or any of its Restricted Subsidiaries;

(14)    dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Issuer or any Restricted Subsidiary;

(15)    the direct or indirect sale, lease, conveyance, disposition or other transfer of Equity Interests in joint ventures to the extent required by or made pursuant to, customary buy/sell arrangements entered into in the ordinary course of business between the joint venture parties and sent forth in joint venture agreements; and

(16)    the direct or indirect sale, lease, conveyance, disposition or other transfer, on one or more occasions, of any or all of the Matrix Investment.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified or supplemented from time to time or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.

“Board of Directors” means:

(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)    with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)    with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiary” means a Subsidiary established by the Issuer or any of its Subsidiaries for the sole purpose of insuring the business, facilities and/or employees of the Issuer and its Subsidiaries.

“Cash Equivalents” means:

(1)    U.S. dollars or, in the case of any Restricted Subsidiary that is a Foreign Subsidiary, any other currencies held from time to time in the ordinary course of business;

(2)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3)    direct obligations issued by any state of the United States of America or any political subdivision of any such state, or any public instrumentality thereof, in each case having maturities of not more than 12 months from the date of acquisition;

(4)    certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank that has capital and surplus of not less than $500.0 million;

(5)    repurchase obligations with a term of not more than one year for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)    commercial paper having one of the two highest ratings obtainable from Moody’s, S&P or Fitch and, in each case, maturing within 12 months after the date of acquisition;

(7)    Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or an equivalent rating by Fitch) with maturities of 12 months or less from the date of acquisition;

(8)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(9)    solely with respect to any Restricted Subsidiary, which is not a Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia, investments of comparable tenor and credit quality to those described in the foregoing clauses (2) through (8) customarily utilized in countries in which such Subsidiary operates for short-term cash management purposes.

“CFTC Acquisition Agreement” means the Agreement and Plan of Merger dated as of July 25, 2021, among the Company, Socrates Health Holdings, LLC, a Delaware limited liability company, Saints Merger Sub LLC, a Delaware limited liability company, Shareholder Representative Services LLC and Care Finders Total Care LLC, a Delaware limited liability company (together with its Subsidiaries, the “CFTC Group”), as the same such agreement may be amended prior to the Issue Date, or after the Issue Date in a manner not adverse in any material respect to the Holders of the Notes, as determined in good faith by the Company.

“Change of Control” means the occurrence of any of the following:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2)    the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; provided, however, for purposes of this clause (3), each Person will be deemed to beneficially own any Voting Stock of another Person held by one or more of its Subsidiaries; or

(4)    the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer or the merger of any Person with or into a Subsidiary of the Issuer, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Issuer immediately prior to such transaction, hold securities of the surviving or transferee Person (or in the case of any merger of any Person with or into a Subsidiary of the Issuer, hold securities of the Issuer) that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person (or in the case of any merger of any Person with or into a Subsidiary of the Issuer, at least a majority of the aggregate voting power of the Voting Stock of the Issuer).

“Company” has the meaning set forth in the recitals hereto.

“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period (the “Measurement Period”), the Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted (and not added back or excluded) in determining such Consolidated Net Income, the amounts for such period of:

(1)    the Fixed Charges of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(2)    the consolidated income tax expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(3)    the consolidated depreciation expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(4)    the consolidated amortization expense of such Person and its Restricted Subsidiaries for the Measurement Period; plus

(5)    other non-cash expenses, charges or losses for the Measurement Period (but excluding (A) any non-cash charge, expense or loss in respect of amortization of a prepaid cash item that was included in Consolidated Net Income in a prior period and (B) any non-cash charge, expense or loss that relates to the write-down or write-off of inventory or accounts receivable); provided that if any non-cash charges, expenses or losses referred to in this clause (5) represents an accrual or reserve for potential cash items in any future period, (x) the Issuer may elect not to add back such non-cash charge, expense or loss in the current period and (y) to the extent the Issuer elects to add back such non-cash charge, expense or loss, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA in such future period to such extent paid; plus

(6)    any non-recurring out-of-pocket expenses or charges for the Measurement Period (including, without limitation, any premiums, make-whole or penalty payments) relating to any offering of Equity Interests by the Issuer or merger, recapitalization or acquisition transactions made by the Issuer or any of its Restricted Subsidiaries, or any Indebtedness incurred or repaid by the Issuer or any of its Restricted Subsidiaries (in each case, whether or not successful); plus

(7)    all fees paid by the Issuer pursuant to clauses (7) and (11) of Section 4.11(b) of this Indenture; plus

(8)    Consolidated Net Income attributable to non-controlling interests of a Restricted Subsidiary (less the amount of any mandatory cash distribution with respect to any non-controlling interest other than in connection with a proportionate discretionary cash distribution with respect to the interest held by the Issuer or any Restricted Subsidiary); plus

(9)    any losses realized upon the disposition of assets outside the ordinary course of business (including any loss realized upon the disposition of any Equity Interests of any Person) and any losses on disposed, abandoned, and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities; plus

(10)    other cash expenses incurred during such period in connection with Permitted Investments made pursuant to clause (3) of the definition thereof to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction; plus

(11)    any non-recurring fees, cash charges and other cash expenses incurred in connection with the issuance of Equity Interests or Indebtedness or the extinguishment of Indebtedness; plus

(12)    any non-cash costs or expenses, incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus

(13)    changes in earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case in connection with any acquisitions; plus

(14)    costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives and operating expense reductions, restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) in an aggregate amount not to exceed 20% (when taken together with amounts added under clause (15) below) of Consolidated Adjusted EBITDA in such Measurement Period; plus

(15)    pro forma “run rate” cost savings, operating expense reductions and synergies (including post-acquisition price or administration fee increases) related to acquisitions, dispositions and other specified transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Issue Date), restructurings, cost savings initiatives and other initiatives that are reasonably identifiable, factually supportable and projected by the Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) within 18 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative in an aggregate amount not to exceed 20% (when taken together with amounts under clause (14) above) of Consolidated Adjusted EBITDA in such Measurement Period; plus

(16)    any loss (after any offset) resulting from currency transaction or translation losses and any losses related to currency remeasurements of Indebtedness (including intercompany Indebtedness and foreign currency hedges for currency exchange risk); plus

(17)    charges, losses or expenses, to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is received in cash or reasonably be expected to be paid within 365 days after the incurrence of such charge, loss or expense to the extent not accrued; minus

(18)    any gains realized upon the disposition of assets outside the ordinary course of business (including any gain realized upon the disposition of any Equity Interests of any Person) and any gains on disposed, abandoned, and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities; minus

(19)    any gain (after any offset) resulting from currency transaction or translation gains and any gains related to currency remeasurements of Indebtedness (including intercompany Indebtedness and foreign currency hedges for currency exchange risk); minus

(20)    without duplication, the consolidated income tax benefit of such Person and its Restricted Subsidiaries for the Measurement Period; minus

(21)    without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the Measurement Period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); and

(22)    without duplication, plus unrealized losses and minus unrealized gains in each case in respect of agreements governing Hedging Obligations, as determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income attributable to such specified Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)    the Net Income (but not loss, to the extent that such loss has been funded with cash by the Issuer or a Restricted Subsidiary) of any other Person that is not a Restricted Subsidiary of such specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in Cash Equivalents (or to the extent subsequently converted into Cash Equivalents) to the specified Person or a Restricted Subsidiary of the specified Person, in respect of such period;

(2)    solely for purposes of Section 4.07(b)(3)(A) of this Indenture, the Net Income of any Restricted Subsidiary of such specified Person will be excluded to the extent that the declaration or payment of dividends or other distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to (or to the extent converted into cash by) such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2)) during such period, to the extent not previously included therein;

(3)    the cumulative effect of a change in accounting principles will be excluded;

(4)    any gains or losses (less all fees, expenses and charges relating thereto) attributable to any sale of assets outside the ordinary course of business, the disposition of any Equity Interests of any Person or any of its Restricted Subsidiaries, or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, other than in the ordinary course of business, will be excluded;

(5)    any extraordinary, unusual or non-recurring gain or loss, together with any related provision for taxes on such extraordinary, unusual or non-recurring gain or loss will be excluded;

(6)    income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued) will be excluded; and

(7)    any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of Accounting Standards Codification (“ASC”) Topic 350 or ASC Topic 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC Topic 805, will be excluded.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 of this Indenture or such other address as to which the Trustee may give notice to the Issuer.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of August 2, 2013, by and among the Company, the guarantors named therein, Bank of America, N.A., as administrative agent, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced by any other Indebtedness (including by means of sales of debt securities and including any amendment, restatement, modification, renewal, refunding, replacement or refinancing that increases the amount borrowed thereunder or extends the maturity thereof) in whole or in part from time to time.

“Debt Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 of this Indenture as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Noncash Consideration” means any non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the Notes mature. Notwithstanding the preceding sentence, (x) any Capital Stock that would constitute Disqualified Stock solely because the Holders of the Capital Stock have the right to require the Issuer or the Subsidiary that issued such Capital Stock to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase such Capital Stock unless the Issuer would be permitted to do so in compliance with Section 4.07 of this Indenture, (y) any Capital Stock that would constitute Disqualified Stock solely as a result of any redemption feature that is conditioned upon, and subject to, compliance with Section 4.07 of this Indenture shall not constitute Disqualified Stock and (z) any Capital Stock issued to any plan for the benefit of employees will not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or the Subsidiary that issued such Capital Stock in order to satisfy applicable statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Division” means the division or allocation of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Qualified Capital Stock of the Issuer the net proceeds of which are contributed to the Issuer.

“Escrow Account” means a segregated account, held by the Escrow Agent in accordance with the terms of the Escrow Agreement, that includes the Escrowed Property, and the proceeds thereof, free from all Liens other than the Lien in favor of the Trustee for the benefit of the Trustee and the Holders of the Notes.

“Escrow Agent” means The Bank of New York Mellon., acting as escrow agent (in such capacity, together with its successors).

“Escrow Agreement” means that certain Escrow and Security Agreement, dated as of August 24, 2021, among the Escrow Issuer, the Trustee and the Escrow Agent, as amended, supplemented or modified from time to time.

“Escrow Issuer” has the meaning set forth in the recitals hereto.

“Escrow Liquidation Notice” shall have the meaning assigned to such term in the Escrow Agreement.

“Escrow Release” shall have the meaning assigned to such term in the Escrow Agreement.

“Escrow Release Date Supplemental Indenture” means the supplemental indenture to this Indenture, dated as of the Escrow Release Date, by and among the Company, the Guarantors party thereto and the Trustee, substantially in the form of Exhibit C.

“Escrowed Property” shall have the meaning assigned to such term in the Escrow Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from (i) contributions to its equity capital (other than Disqualified Stock) or (ii) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, that are excluded from the calculation set forth in Section 4.07(b)(3) of this Indenture.

“Existing Indebtedness” means Indebtedness, other than Indebtedness under the Credit Agreement, existing on the Escrow Release Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Issuer (unless otherwise provided in this Indenture).

“Fitch” shall mean Fitch, Inc., and its successors.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock or Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    Investments, acquisitions, mergers, consolidations and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, or any Person or any of its Restricted Subsidiaries acquired by, merged or consolidated with the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect, including giving effect to Pro Forma Cost Savings, as if they had occurred on the first day of the four-quarter reference period;

(2)    the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness).

For purposes of this definition, whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. For purposes of determining whether any Indebtedness constituting a guarantee may be incurred, the interest on the Indebtedness to be guaranteed shall be included in calculating the Fixed Charge Coverage Ratio on a pro forma basis. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

Notwithstanding anything to the contrary herein with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test, any Secured Net Leverage Ratio test and any Total Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture in the same restrictive covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, net of interest income, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or received pursuant to Hedging Obligations in respect of interest rates, and excluding amortization of deferred financing costs; plus

(2)    any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, but only to the extent that such guarantee or Lien is called upon; plus

(3)    the product of (A) all cash dividends paid on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than to the Issuer or a Restricted Subsidiary of the Issuer), in each case, determined on a consolidated basis in accordance with GAAP multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and its Restricted Subsidiaries expressed as a decimal.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Consolidated Adjusted EBITDA,” “Fixed Charges,” “Fixed Charge Coverage Ratio,” “Consolidated Net Income,” “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Indebtedness,” “Secured Indebtedness,” and “Total Assets,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time; provided that the Company may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture); provided, however, that lease liabilities and associated expenses recorded by the Company and its Subsidiaries pursuant to ASU 2016-02, Leases, shall not be treated as Indebtedness and shall not be included in consolidated interest expense or Fixed Charges, unless the lease liabilities would have been treated as Capital Lease Obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capital Lease Obligations, and the interest component of such Capital Lease Obligation shall be included in consolidated interest expense and Fixed Charges).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a collective reference or individual reference to the guarantee by each Guarantor of the Issuer’s obligations under this Indenture and the Notes, provided pursuant to the provisions of this Indenture.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” or “Guarantors” means the collective reference to each Restricted Subsidiary of the Issuer that provides a Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)    interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)    other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)    other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, the principal and premium (if any) of any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)    in respect of borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables);

(3)    in respect of banker’s acceptances;

(4)    representing Capital Lease Obligations;

(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than twelve months after such property is acquired or such services are completed (except any such balance that constitutes a trade payable or similar obligation to a trade creditor); or

(6)    representing the net obligations under any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit, and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Interest Payment Date” means April 1 and October 1 of each year to Stated Maturity of the Notes.

“Investment Grade Rating” means a rating equal to or higher than:

(1)    Baa3 (or the equivalent) by Moody’s; or

(2)    BBB- (or the equivalent) by S&P,

or, if either such entity ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Rating Event” means the first day on which (a) the Notes have an Investment Grade Rating from two Rating Agencies, (b) no Default with respect to the Notes has occurred and is then continuing under this Indenture and (c) the Issuer has delivered to the Trustee an Officers’ Certificate certifying as to the satisfaction of the conditions set forth in clauses (a) and (b) of this definition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel, relocation and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of other Persons, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(d) of this Indenture. The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(d) of this Indenture.

“Issue Date” means August 24, 2021.

“Issuer” has the meaning set forth in the recitals hereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” means (i) any acquisition by one or more of the Issuer or its Restricted Subsidiaries of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any Permitted Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (iii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“LTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA the four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been delivered, on a pro forma basis.

“Matrix Investment” means a direct or indirect, including through one or more holding companies, minority investment in CCHN Group Holdings, Inc. and its Subsidiaries.

“ModivCare Assumption” means the consummation of the transactions whereby (a) the Escrow Issuer merges with and into the Company, (b) the Company assumes all of the obligations of the Escrow Issuer under the Notes and this Indenture by the execution and delivery of the Escrow Release Date Supplemental Indenture, and (c) the Subsidiaries of the Company required to provide Guarantees provide such Guarantees pursuant to the Escrow Release Date Supplemental Indenture and other agreements.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, including taxes resulting from the transfer of the proceeds of such Asset Sale to the Issuer, in each case, after taking into account:

(1)    any available tax credits or deductions and any tax sharing arrangements;

(2)    amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(3)    any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP;

(4)    any reserve for adjustment in respect of any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any Restricted Subsidiary after such sale or other disposition thereof;

(5)    any distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6)    in the event that a Restricted Subsidiary consummates an Asset Sale and makes a pro rata payment of dividends to all of its stockholders from any cash proceeds of such Asset Sale, the amount of dividends paid to any stockholder other than the Issuer or any other Restricted Subsidiary; provided that any net proceeds of an Asset Sale by a Non-Guarantor Subsidiary that are subject to restrictions on repatriation to the Issuer will not be considered Net Proceeds for so long as such proceeds are subject to such restrictions.

“Non-Guarantor Subsidiaries” means (x) any Unrestricted Subsidiary, and (y) any Subsidiary of the Issuer that does not guarantee the Issuer’s Obligations under the Credit Agreement and does not guarantee any Indebtedness of the Issuer or a Subsidiary Guarantor of $25.0 million or more. The Board of Directors of the Issuer may designate any Restricted Subsidiary as a Non-Guarantor Subsidiary by filing with the Trustee a certified copy of a resolution of such Board of Directors giving effect to such designation and an Officers’ Certificate certifying as to the applicable clause of the definition of Non-Guarantor Subsidiaries that warrants such designation.

“Notes” means any Notes authenticated and delivered under this Indenture, including the Initial Notes, any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated August 10, 2021, relating to the sale of the Initial Notes.

“Officer” means (i) when used with respect to the Escrow Issuer, the President, Secretary or any authorized representative of the Escrow Issuer and (ii) when used with respect to the Company or any Guarantor, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or such Guarantor.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or any Guarantor by two or more Officers of the Issuer or such Guarantor, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or such Guarantor or the President of the Escrow Issuer, as applicable, in each case, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” mean a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Business” means (i) any business engaged in by the Issuer or any of its Restricted Subsidiaries on the Escrow Release Date after giving effect to the VRI Acquisition, and (ii) any healthcare business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries were engaged on the Escrow Release Date.

“Permitted Investments” means:

(1)    any Investment in the Issuer or in a Restricted Subsidiary of the Issuer;

(2)    any Investment in Cash Equivalents;

(3)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary of the Issuer (including by means of a Division); or

(b)    such Person, in one transaction or a series of transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets or assets constituting a business unit, a division or line of business of such Person or a facility of such Person to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 of this Indenture;

(5)    any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

(6)    any Investments received in compromise, settlement or resolution of (A) obligations of trade debtors or customers that were incurred in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade debtor or customer, (B) litigation, arbitration or other disputes with Persons who are not Affiliates or (C) as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)    Investments represented by Hedging Obligations entered into to protect against fluctuations in interest rates, exchange rates and commodity prices;

(8)    any Investment in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(9)    Investments in receivables or other trade payables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(10)    Investments in (x) prepaid expenses and negotiable instruments held for collection and (y) lease, utility and workers compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), performance, progress, and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(11)    obligations of one or more officers or other employees of the Issuer or any of its Restricted Subsidiaries in connection with such officer’s or employee’s acquisition of shares of Capital Stock of the Issuer so long as no cash or other assets are paid by the Issuer or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(12)    loans or advances to and guarantees provided for the benefit of employees and other individual service providers in each case made in the ordinary course of business (including travel, entertainment and relocation expenses) of the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(13)    Investments existing as on the Escrow Release Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Escrow Release Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Escrow Release Date, of the original Investment so extended, modified or renewed);

(14)    repurchases of the Notes;

(15)    other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (a) $75.0 million and (b) 42% of LTM Consolidated Adjusted EBITDA outstanding at any time; provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary (it being understood that if such Person thereafter ceases to be a Restricted Subsidiary of the Issuer, such Investment will again be deemed to have been made pursuant to this clause (15));

(16)    Investments, loans and advances to any Captive Insurance Subsidiary in an amount equal to (i) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (ii) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary;

(17)    guarantees of Indebtedness of the Issuer or a Restricted Subsidiary permitted under Section 4.09 of this Indenture and performance guarantees in the ordinary course of business;

(18)    Investments in an Unrestricted Subsidiary in an aggregate amount, taken together with all other Investments made pursuant to this clause (18) that are at that time outstanding, not to exceed the greater of (a) $50.0 million and (b) 28.0% of LTM Consolidated Adjusted EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(19)    the Matrix Investment and other Investments in joint ventures in an aggregate amount, taken together with all other Investments made pursuant to this clause (19) that are at that time outstanding not to exceed the greater of (a) $50.0 million and (b) 28.0% of LTM Consolidated Adjusted EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(20)    Investments in Foreign Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (20) that are at that time outstanding, not to exceed the greater of (a) $17.0 million and (b) 10.0% of LTM Consolidated Adjusted EBITDA (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1)    Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness in an amount not to exceed the maximum amount of Indebtedness permitted by Section 4.09(b)(1) of this Indenture;

(2)    Liens in favor of the Issuer or the Guarantors;

(3)    Liens on property or assets of a Person existing at the time such Person is merged with or into, consolidated with or acquired by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into, consolidated with or acquired by the Issuer or such Restricted Subsidiary;

(4)    Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5)    Liens (including deposits and pledges) to secure the performance of public or statutory obligations, progress payments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) of this Indenture and any Permitted Refinancing Indebtedness in respect thereof, in each case, covering only the assets acquired, constructed or improved with, financed or re-financed by such Indebtedness;

(7)    Liens existing on the Escrow Release Date (other than Liens described in clause (1) above), plus renewals and extensions of such Liens;

(8)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)    Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s, laborers’, employees’, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)    survey exceptions, title defects, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that do not materially interfere with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(11)    Liens created for the benefit of (or to secure) the Notes (or the Subsidiary Guarantees);

(12)    Liens to secure any Permitted Refinancing Indebtedness in respect of Indebtedness secured by Liens permitted by clause (3), (4), (7) or (11) of this definition; provided, however, that:

(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13)    other Liens with respect to obligations that do not exceed the greater of (a) $75.0 million and (b) 42.0% of LTM Consolidated Adjusted EBITDA at any one time outstanding;

(14)    security for the payment of workers’ compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) entered into in the ordinary course of business;

(15)    deposits or pledges in connection with bids, tenders, leases and contracts (other than contracts for the payment of money) entered into in the ordinary course of business;

(16)    zoning restrictions, easements, licenses, reservations, provisions, encroachments, encumbrances, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), in each case, not materially interfering with the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole;

(17)    leases, subleases, licenses or sublicenses to third parties not interfering in any material respect with the business of the Issuer or any Restricted Subsidiary;

(18)    Liens securing Hedging Obligations incurred pursuant to Section 4.09(b)(8) of this Indenture;

(19)    Liens arising out of judgments, decrees, orders or awards in respect of which the Issuer shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(20)    Liens on the Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligation of such Unrestricted Subsidiary;

(21)    Liens on the Equity Interests of and on the assets of Non-Guarantor Subsidiaries securing Indebtedness incurred pursuant to Section 4.09(b)(13) of this Indenture;

(22)    Liens on the Equity Interests of and on the assets of Foreign Subsidiaries securing Indebtedness incurred pursuant to Section 4.09(b)(18) of this Indenture;

(23)    Liens arising from filing Uniform Commercial Code financing statements regarding leases or precautionary Uniform Commercial Code financings statements or similar filings;

(24)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)    Liens arising out of permitted sale and leaseback transactions;

(27)    Liens created or deemed to exist by the establishment of trusts for the purpose of satisfying government reimbursement program costs and other actions or claims pertaining to the same or related matters or other medical reimbursement programs;

(28)    Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary with any letter of intent or purchase agreement permitted by the terms of this Indenture; and

(29)    Liens deemed to exist by reason of (x) any encumbrance or restriction (including put and call arrangements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (y) any encumbrance or restriction imposed under any contract for the sale by the Issuer or any of its Restricted Subsidiaries of the Equity Interests of any Restricted Subsidiary, or any business unit or division of the business or any Restricted Subsidiary permitted by the terms of this Indenture; provided that in each case such Liens shall extend only to the relevant Equity Interests.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith);

(2)    either (a) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged or (b) all scheduled payments on or in respect of such Permitted Refinancing Indebtedness (other than interest payments) shall be at least 91 days following the final scheduled maturity of the Notes;

(3)    if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)    such Indebtedness is incurred:

(a)    by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(b)    by any Guarantor if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Guarantor; or

(c)    by any Non-Guarantor Subsidiary if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Guarantor Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any period, cost savings, operating expense reductions and synergies that are reasonably identifiable and projected by the Issuer in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) within 18 months after the relevant investment, acquisition, consolidation, disposition, restructuring or cost savings initiative, as if all such cost savings, operating expense reductions and synergies in costs had been effected as of the beginning of such period.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following:

(1)    Cash Equivalents;

(2)    the Fair Market Value of assets that are used or useful in the Permitted Business; and

(3)    the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Issuer or any of its Restricted Subsidiaries of such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Issuer or any Restricted Subsidiary;

provided that for purposes of Section 4.07(b)(3) of this Indenture, Qualified Proceeds shall not include Excluded Contributions.

“Rating Agency” means each of S&P, Moody’s or Fitch, or if (and only if) S&P, Moody’s, Fitch or any combination thereof shall not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s or Fitch, or any combination thereof, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means March 15 or September 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Replacement Preferred Stock” means any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge any Disqualified Stock of the Issuer or any of its Restricted Subsidiaries (other than intercompany Disqualified Stock); provided that such Replacement Preferred Stock (i) is issued by the Issuer or by the Restricted Subsidiary who is the Issuer of the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged, and (ii) does not have an initial liquidation preference in excess of the liquidation preference plus accrued and unpaid dividends on the Disqualified Stock being redeemed, refunded, refinanced, replaced or discharged.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by such officers and also means, with respect to a particular corporate trust matter, any other officer of employee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. For the avoidance of doubt, unless specified otherwise, references to “Restricted Subsidiaries” shall be Restricted Subsidiaries of the Issuer.

“S&P” means S&P Global Ratings, a business unit of S&P Global Inc., and any successor to its rating agency business.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” at any date shall mean the aggregate principal amount of Indebtedness outstanding at such date described in clause (a) of the definition of “Total Net Leverage Ratio” that in each case is then secured by Liens on any property or assets of the Issuer or any Restricted Subsidiary; provided that the Issuer may elect to treat Indebtedness under revolving credit commitments as having been incurred at the time the related revolving credit commitment is established, in which case, Secured Indebtedness shall have been deemed to have been incurred at the time such commitment is provided (and shall thereafter be deemed to be outstanding in the amount of such commitment until such commitment is terminated) but not at the time of any drawing thereunder (or replacement thereof to the extent such replacement or refinancing does not increase the amount of such commitment).

“Secured Net Leverage Ratio” shall mean, on any date, the ratio of (a) Secured Indebtedness (minus the amount of unrestricted cash and Cash Equivalents held, on such date, by the Issuer and the Restricted Subsidiaries on such date) on such date to (b) Consolidated Adjusted EBITDA for the most recent period of four consecutive fiscal quarters of the Issuer ended prior to such date for which internal financial statements are available, in the case of this clause (b), with such adjustments to Consolidated Adjusted EBITDA for such period as are consistent with those set forth in the definition of Fixed Charge Coverage Ratio.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation S-X is in effect on the Issue Date. For purposes of determining whether an Event of Default has occurred, if any group of Restricted Subsidiaries as to which a particular event has occurred and is continuing at any time would be, taken as a whole, a “Significant Subsidiary” then such event shall be deemed to have occurred with respect to a Significant Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date (or, if later, the date such Indebtedness was originally incurred), and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor.

“Subsidiary Guarantor” means any Guarantor that is a Restricted Subsidiary of the Issuer.

“Termination Date” means November 1, 2021.

“Total Assets” means the total consolidated assets of the Issuer and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date consisting of Indebtedness for borrowed money, Attributable Indebtedness, purchase money debt, unreimbursed amounts under letters of credit (subject to the proviso below) and all guarantees of the foregoing, in each case (except in the case of guarantees) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with any acquisition constituting an Investment permitted under this Indenture); minus the amount of unrestricted cash and Cash Equivalents held, on such date, by the Issuer and the Restricted Subsidiaries on such date to (b) Consolidated Adjusted EBITDA for the most recent period of four consecutive fiscal quarters of the Issuer ended prior to such date for which internal financial statements are available, in the case of this clause (b), with such adjustments to Consolidated Adjusted EBITDA for such period as are consistent with those set forth in the definition of Fixed Charge Coverage Ratio.

“Transfer Restricted Notes” means any Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as of any redemption date, as determined by the Issuer, the yield to maturity as of such redemption date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such Statistical Release is no longer published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to October 1, 2024; provided, however, that if the period from the redemption date to October 1, 2024 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 1, 2024 is less than one year, the average yield of the most recent five Business Days on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in the recitals to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in accordance with Section 4.16 of this Indenture and (2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRI Acquisition” has the meaning assigned to such term in the Offering Memorandum.

“VRI Acquisition Agreement” means the Securities Purchase Agreement dated as of August 2, 2021, by and among the Company, VRI Intermediate Holdings, LLC, a Delaware limited liability company, VRI Ultimate Holdings, LLC, a Delaware limited liability company, and Victory Health Holdings, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Company, as the same such agreement may be amended prior to the Issue Date, or after the Issue Date in a manner not adverse in any material respect to the Holders of the Notes, as determined in good faith by the Company.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares) will at that time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02         Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“ASC”	1.01 (Definition of “Consolidated Net Income”)
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Authorized Officer”	12.02
“Calculation Date”	1.01 (Definition of “Fixed Charge Coverage Ratio”)
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Deposit Date”	4.18
“Dividing Person”	1.01 (Definition of “Division”)
“Electronic Means”	12.02
“Escrow Release Conditions”	4.18
“Escrow Release Date”	4.18
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Expiration Date”	1.05
“FATCA”	12.18
“Fixed Amounts”	1.01 (Definition of “Fixed Charge Coverage Ratio”)
“Guaranteed Obligations”	10.01
“incur”	4.09
“Incurrence Based Amounts”	1.01 (Definition of “Fixed Charge Coverage Ratio”)
“Instructions”	12.02
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Make-Whole Redemption Date”	3.07
“Measurement Period”	1.01 (Definition of “Consolidated Adjusted EBITDA”)
“Note Register”	2.03
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.13
“Special Mandatory Redemption”	3.09
“Special Mandatory Redemption Date”	3.09
“Special Mandatory Redemption Event”	3.09
“Special Mandatory Redemption Price”	3.09
“Subsequent Transaction”	1.06
“Suspended Covenants”	4.13
“Suspension Date”	4.13
“Suspension Period”	4.13
“Temporary Notes”	2.10

Section 1.03         Rules of Construction.

Unless the context otherwise requires:

(1)    a term defined in Section 1.01 or Section 1.02 of this Indenture shall have the meaning assigned to it herein;

(2)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)“    or” is not exclusive;

(4)    words in the singular include the plural, and words in the plural include the singular;

(5)    provisions apply to successive events and transactions;

(6)    unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7)    the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8)“    including” means “including without limitation”;

(9)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10)    unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

(11)    in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Issuer may classify such transaction as it, in its sole discretion, determines.

Section 1.04         Trust Indenture Act.

This Indenture is not qualified under, and, does not incorporate or include any of the provisions of, the Trust Indenture Act of 1939, as amended.

Section 1.05         Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 of this Indenture) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by a signer in a capacity other than an individual capacity, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee and the Issuer deem sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuer may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 12.02 of this Indenture.

(f)    The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01 of this Indenture, (2) any declaration of acceleration referred to in Section 6.02 of this Indenture, (3) any direction referred to in Section 6.05 of this Indenture or (4) any request to pursue a remedy as permitted in Section 6.06 of this Indenture. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 12.02 of this Indenture.

(g)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h)    Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i)    The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j)    With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder in the manner set forth in Section 12.2 of this Indenture, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

Section 1.06         Limited Condition Transactions.

This Indenture provides that, as it relates to any action being taken solely in connection with a Limited Condition Transaction, for purposes of (i) determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test, including the Secured Net Leverage Ratio, Total Net Leverage Ratio and Fixed Charge Coverage Ratio, or (ii) testing availability under baskets set forth in this Indenture (including baskets determined by reference to Total Assets), in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under this Indenture shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction (and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recent period of four consecutive fiscal quarters of the Issuer ended prior to such date for which internal financial statements are available (except with respect to any incurrence or repayment of Indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such period)), the Issuer would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with; provided that, if financial statements for one or more subsequent fiscal periods shall have become available, the Issuer may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated Adjusted EBITDA or Total Assets of the Issuer or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Indenture, any such ratio, test or basket shall be required to be satisfied on a pro forma basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated.

ARTICLE 2

THE NOTES

Section 2.01         Form and Dating; Terms.

(a)    Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)    The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 of this Indenture or a Change of Control Offer as provided in Section 4.15 of this Indenture, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Initial Notes; provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate CUSIP number and ISIN from the Initial Notes; provided, further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 of this Indenture. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Section 2.02         Execution and Authentication.

(a)    At least one Officer shall execute the Notes on behalf of the Issuer by manual, electronic or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

(b)    A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual or electronic signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c)    The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

(d)    The Trustee shall authenticate upon a written order of the Issuer signed by one Officer of the Issuer (an “Authentication Order”) (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $500,000,000, (ii) subject to the terms of this Indenture, Additional Notes and (iii) any Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such Authentication Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Unrestricted Global Notes.

Section 2.03         Registrar and Paying Agent.

(a)    The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and at least one office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

(b)    The Issuer initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee to act as Paying Agent and Registrar for the Notes. The Trustee shall act as custodian with respect to the Global Notes.

Section 2.04         Paying Agent to Hold Money in Trust.

The Issuer shall, no later than 11:00 a.m. (New York City time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held in trust for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, a Paying Agent shall have no further liability for the money. If the Issuer or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05         Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06         Transfer and Exchange.

(a)    The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 of this Indenture or at the Registrar’s request.

(c)    No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.06, Section 4.10, Section 4.15 and Section 9.05 of this Indenture).

(d)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)    Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 of this Indenture and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or an Asset Sale Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to this Section 2.06 and in compliance with Appendix A, the Issuer shall execute, and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h)    At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A.

(i)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07         Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are otherwise met. If required by the Trustee or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Section 2.08         Outstanding Notes.

(a)    The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 of this Indenture, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b)    If a Note is replaced pursuant to Section 2.07 of this Indenture, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c)    If the principal amount of any Note is considered paid under Section 4.01 of this Indenture, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d)    If a Paying Agent (other than the Issuer, a Restricted Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any repurchase date, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09         Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10         Temporary Notes.

Until Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes (“Temporary Notes”). Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for Temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for Temporary Notes. Holders and beneficial owners, as the case may be, of Temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial owners, respectively, of Notes under this Indenture.

Section 2.11         Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee for cancellation any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12         Defaulted Interest.

(a)    If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 of this Indenture. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid.

(b)    Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13         CUSIP and ISIN Numbers

The Issuer in issuing the Notes may use CUSIP or ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP or ISIN numbers in notices of redemption, exchange or repurchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption, exchange or repurchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption, exchange or repurchase shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee in writing of any change in the CUSIP or ISIN numbers.

ARTICLE 3

REDEMPTION

Section 3.01         Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 or Section 4.15(c) of this Indenture, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be mailed or transmitted or caused to be mailed or transmitted to Holders pursuant to Section 3.03 of this Indenture (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officers’ Certificate setting forth (a) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of the Notes to be redeemed and (d) the redemption price, if then ascertainable.

Section 3.02         Selection.

(a)    If less than all of the Notes are to be redeemed at any time, the Global Notes to be redeemed shall be selected for redemption in accordance with DTC’s requirements, or, in the case of Definitive Notes, the Definitive Notes to be redeemed shall be selected by the Trustee on a pro rata basis, unless otherwise required by law or applicable stock exchange requirements.

(b)    No Notes of $2,000 or less can be redeemed in part.

(c)    If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption unless the Issuer defaults in the payment of the redemption price or the applicable notice of redemption is conditional and the conditions are not satisfied or waived.

Section 3.03         Notice of Redemption.

(a)    The Issuer shall mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary, notices of redemption at least ten days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that (i) redemption notices may be transmitted more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance or Covenant Defeasance of the Notes or a satisfaction and discharge, (ii) notices of redemption pursuant to Section 4.15(c) shall be transmitted at least 30 days but not more than 60 days prior to the applicable redemption date, and (iii) notices of a Special Mandatory Redemption Event shall be transmitted on the first Business Day following the date of the occurrence of the Special Mandatory Redemption Event.

(b)    The notice shall identify the Notes to be redeemed (including CUSIP and ISIN number, if applicable) and shall state:

(1)    the redemption date;

(2)    the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a) of this Indenture, the notice need not set forth the redemption price but only the manner of calculation thereof;

(3)    if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)    that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)    the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)    that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)    if applicable, any condition to such redemption.

(c)    At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b) of this Indenture.

Section 3.04         Effect of Notice of Redemption.

Once a notice of redemption is transmitted or mailed in accordance with Section 3.03 of this Indenture, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, except as otherwise set forth in this Section 3.04. Notice of any redemption of the Notes may, at the Issuer’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

Section 3.05         Deposit of Redemption or Purchase Price.

(a)    No later than 11:00 a.m. (New York City time) on the redemption or purchase date (or such later time as such date to which the Trustee may reasonably agree), the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Holder of record on such Record Date. The Paying Agent shall promptly mail to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b)    If the Issuer complies with the provisions of Section 3.05(a) of this Indenture, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date in respect of such Note will be paid on such redemption or purchase date to the Person in whose name such Note is registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a) of this Indenture, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 of this Indenture.

Section 3.06         Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07         Optional Redemption.

(a)    At any time prior to October 1, 2024, the Issuer may, on any one or more occasions, redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price of 105.000% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, with the net cash proceeds of one or more Equity Offerings by the Issuer (other than Excluded Contributions); provided that (1) at least 60% of the aggregate principal amount of Notes originally issued under this Indenture (including any Additional Notes but excluding Notes held by the Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering or equity contribution.

(b)    On or after October 1, 2024, the Issuer may redeem all or a part of the Notes upon not less than ten days’ nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on October 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date:

Year	Percentage
2024	102.500%
2025	101.250%
2026 and thereafter	100.000%

(c)    Prior to October 1, 2024, the Issuer may also redeem all or any portion of the Notes upon not less than ten days’ nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption (a “Make-Whole Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest on the relevant Interest Payment Date.

(d)    [reserved].

(e)    On and after the redemption date, interest will cease to accrue on Notes or portions of Notes called for redemption unless the Issuer defaults in the payment of the redemption price or the applicable notice of redemption is conditional and the conditions are not satisfied or waived.

(f)    Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of this Indenture.

Section 3.08         Mandatory Redemption.

Except as provided in Section 3.09, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09         Special Mandatory Redemption.

(a)    If (i) the Escrowed Property has not been released from the Escrow Account in connection with the satisfaction of the Escrow Release Conditions as described in Section 4.18(e) on or prior to the Termination Date, (ii) the Escrow Issuer notifies the Escrow Agent and the Trustee in writing that the Escrow Release Conditions will not be satisfied by the Termination Date (including, without limitation, due to the VRI Acquisition Agreement having been terminated in accordance with its terms prior to the Termination Date) or (iii) the Escrow Issuer has failed to deposit (or cause to be timely deposited) in cash or by wire transfer such amounts required by and in accordance with the Escrow Agreement on or prior to three Business Days after the applicable Deposit Date (each of the above, a “Special Mandatory Redemption Event”), then (1) the Escrow Issuer will deliver written notice of the occurrence of a Special Mandatory Redemption Event to the Trustee (which such notice shall include the Special Mandatory Redemption Price of the Notes and the Special Mandatory Redemption Date), (2) the Trustee will, upon receipt of such notice, deliver an Escrow Liquidation Notice to the Escrow Agent specifying the Special Mandatory Redemption Price (as set forth in the Escrow Issuer’s notice) and the Special Mandatory Redemption Date (as set forth in the Escrow Issuer’s notice), and (3) the Escrow Issuer shall be required to redeem all of the outstanding Notes (the “Special Mandatory Redemption”) on the second Business Day following the Special Mandatory Redemption Event (such date, the “Special Mandatory Redemption Date”) or as otherwise required by the applicable procedures of DTC, at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest from the Issue Date or the most recent date to which interest has been paid or duly provided for on the Notes, as the case may be, to, but excluding, the Special Mandatory Redemption Date. The Escrow Issuer shall give notice of a Special Mandatory Redemption to the Holders in accordance with Section 3.03.

(b)    Upon receipt of the Escrow Liquidation Notice, on the Special Mandatory Redemption Date, the Escrow Agent will release in immediately available funds to the Trustee for payment to each Holder of the Notes the Special Mandatory Redemption Price for such Holder’s Notes in accordance with the terms of the Escrow Agreement. In addition, on the Special Mandatory Redemption Date, the Escrow Agent will release to the Escrow Issuer any Escrowed Property (including investment earnings thereon and proceeds thereof, if any) remaining in the Escrow Account and close the Escrow Account. For the avoidance of doubt, it is acknowledged and agreed that in no event shall the Trustee or the Escrow Agent have any responsibility for determining or verifying the accuracy of the Special Mandatory Redemption Price.

ARTICLE 4

COVENANTS

Section 4.01         Payment of Notes.

(a)    The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Restricted Subsidiary thereof, holds on the due date money deposited by or on behalf of the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b)    The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02         Maintenance of Office or Agency.

(a)    The Issuer shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)    The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)    The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03 of this Indenture.

Section 4.03         Taxes.

From and after the Escrow Release Date, the Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.04         Reports.

(a)    From and after the Escrow Release Date, so long as any Notes are outstanding, the Issuer will furnish to the Trustee and the Holders:

(1)    upon the earlier of the date that is 90 days after the end of each fiscal year of the Issuer and the date such information is required to be filed with the SEC, commencing with the year ending December 31, 2021, all annual financial statements of the Issuer substantially in the form that would have been required to be contained in a filing with the SEC on Form 10-K, in accordance with the requirements of such Form 10-K as of the Issue Date, if the Issuer were required to file such form, together with a report thereon by the Issuer’s independent registered public accounting firm, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” that is substantially consistent with the presentation thereof included or incorporated by reference in the Offering Memorandum;

(2)    upon the earlier of the date that is 45 days after the end of each fiscal quarter of the Issuer and the date such information is required to be filed with the SEC, in each case, commencing with the first fiscal quarter ending after the Escrow Release Date (solely with respect to the first three fiscal quarters of each fiscal year), all quarterly financial statements of the Issuer substantially in the form that would have been required to be contained in a filing with the SEC on Form 10-Q, in accordance with the requirements of such Form 10-Q as of the Issue Date, if the Issuer were required to file such form, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(3)    promptly from time to time after the occurrence of an event required to be therein reported, such other information containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K, in accordance with the requirements of such Form 8-K as of the Issue Date, under Items:

●	1.01 (Entry into a Material Definitive Agreement);

●	1.03 (Bankruptcy or Receivership);

●	2.01 (Completion of Acquisition or Disposition of Assets);

●	2.03 (Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant);

●	2.04 (Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement);

●	4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review);

●	5.01 (Changes in Control of Registrant);

●	5.02(a)(1) (Resignation of Director due to Disagreement with Registrant);

●	5.02(c)(1) (Name and Position of Newly Appointed Officer and Date of Appointment); and

●	5.03(b) (Changes in Fiscal Year),

if the Issuer were required to file such reports; provided, however, that no such Form 8-K report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole, or if the Issuer determines in its good faith judgment that such disclosure would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole.

(b)    With respect to the reports required to be furnished by clause (a) above:

(1)    no such reports referenced under Section 4.04(a)(3) above will be required to include as an exhibit or summary of terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries);

(2)    in no event will such reports be required to comply with Section 302, Section 404 or Section 906 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC;

(3)    in no event will such reports be required to comply with Item 302 of Regulation S-K promulgated by the SEC;

(4)    in no event will such reports be required to comply with Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Issuer or the Subsidiary Guarantors;

(5)    in no event will such reports be required to comply with Item 601 of Regulation S-K promulgated by the SEC (with respect to exhibits) or, with respect to reports referenced in Section 4.04(a)(3) above, to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K;

(6)    trade secrets and other confidential information that is competitively sensitive in the good faith and reasonable determination of the Issuer may be excluded from any disclosures;

(7)    to the extent that the Issuer is not a reporting company under the Exchange Act, in no event will such reports be required to be presented in compliance with the requirements of the Public Company Accounting Oversight Board; and

(8)    in no event will such reports contain compensation or beneficial ownership information.

(c)    In addition, to the extent not satisfied by the reports required by this Section 4.04 or otherwise made publicly available by the Issuer, the Issuer will furnish to Holders thereof and prospective investors in the Notes, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) (or any successor provision) under the Securities Act.

(d)    The Issuer will be deemed to have furnished the reports referred to in clause (a) above if the Issuer has filed the corresponding reports containing such information with the SEC via the Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

(e)    The Issuer shall participate in quarterly conference calls after the delivery of the information referred to in Section 4.04(a)(1) or Section 4.04(a)(2) above (which may be a single conference call together with Issuer’s equity investors and analysts) to discuss operating results and related matters. The Issuer shall issue a press release or otherwise provide notice of such conference call in the same manner in which information was delivered pursuant to Section 4.04(a)(1) and Section 4.04(a)(2) above which will provide the date and time of any such call and will direct Holders, prospective investors and securities analysts to contact the investor relations office of the Issuer to obtain access to the conference call.

(f)    It is understood that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been delivered to the Holders, posted on the Issuer’s website or filed with the SEC. The posting or delivery of any such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive or actual notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any other Person’s compliance with any of the covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

(g)    Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under this Section 4.04 for the 30 days after the occurrence of such an Event of Default, consists exclusively of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest shall be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described under this Section 4.04 first occurs to, but excluding, the 90th day thereafter (or such earlier date on which such Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 90th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided under Section 6.01. If the Issuer is required to pay additional interest to Holders, the Issuer shall provide a direction or order in the form of a written notice to the Trustee (and if the Trustee is not the Paying Agent, to the Paying Agent) of the Issuer’s obligation to pay such additional interest no later than three Business Days prior to the date on which any such additional interest is scheduled to be paid. Such notice shall set forth the amount of additional interest to be paid by the Issuer on such payment date and direct the Trustee (or, if the Trustee is not the Paying Agent, to the Paying Agent) to make payment to the extent it receives funds from the Issuer to do so. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine whether the additional interest is payable, or with respect to the nature, extent or calculation of the amount of the additional interest owed, or with respect to the method employed in such calculation of the additional interest.

Section 4.05         Compliance Certificate.

(a)    The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)    So long as any of the Notes are outstanding, the Issuer shall deliver to the Trustee, within 30 days upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

Section 4.06         Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07         Restricted Payments

(a)    From and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer); provided that the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary of the Issuer shall not constitute a Restricted Payment;

(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer;

(3)    make any payment on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at final maturity, in each case within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4)    make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) of this Section 4.07(a) are collectively referred to as “Restricted Payments”).

(b)    Notwithstanding clause (a) above, the Issuer and its Restricted Subsidiaries shall be permitted to make Restricted Payments if at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)    the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of this Indenture; and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries since the Escrow Release Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14) and (15) of Section 4.07(c) of this Indenture), is less than $75.0 million plus the sum, without duplication, of:

(A)    50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from October 1, 2020, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)    100% of the aggregate Qualified Proceeds received by November 18, 2020 as a contribution to its equity capital (other than Disqualified Stock) or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock, Excluded Contributions and Qualified Proceeds applied in accordance with Section 4.07(c)(7)(A) of this Indenture) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer) that have been converted into or exchanged for such Equity Interests (other than Disqualified Stock); plus

(C)    an amount equal to the net reduction in Investments by the Issuer and its Restricted Subsidiaries resulting from (x) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of any Restricted Investment that was made after November 18, 2020 and (y) repurchases, redemptions and repayments of such Restricted Investments and the receipt of any dividends or distributions from such Restricted Investments to the extent not otherwise included in Consolidated Net Income; plus

(D)    to the extent that any Unrestricted Subsidiary of the Issuer was or is redesignated as a Restricted Subsidiary after November 18, 2020, an amount equal to the Fair Market Value of the Issuer’s interest in such Subsidiary immediately prior to such redesignation; plus

(E)    in the event the Issuer and/or any Restricted Subsidiary of the Issuer makes any Restricted Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Issuer, an amount equal to the existing Investment of the Issuer and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment.

(c)    Section 4.07(a) of this Indenture shall not prohibit:

(1)    the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2)    the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(b)(3)(B) of this Indenture;

(3)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, or from the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(b)(3)(B) of this Indenture;

(4)    the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer which Disqualified Stock was issued after the Escrow Release Date in accordance with Section 4.09 of this Indenture;

(5)    the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of Replacement Preferred Stock that is permitted to be incurred pursuant to Section 4.09 of this Indenture;

(6)    the payment of any dividend (or any similar distribution) by a Restricted Subsidiary of the Issuer to the holders of its Equity Interests on a pro rata basis;

(7)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current or former officer, director, employee or consultant (or their estates or beneficiaries under their estates) of the Issuer or any of its Restricted Subsidiaries in each case, upon such Person’s death, disability, retirement or termination of employment; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $10.0 million in any fiscal year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent fiscal years subject to a maximum of $40.0 million in any fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed:

(A)    the cash proceeds from the sale of Equity Interests of the Issuer to members of management, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Escrow Release Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.07(b)(3)(B) of this Indenture, and excluding Excluded Contributions, plus

(B)    the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Escrow Release Date, less

(C)    the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (7);

(8)    the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants or upon vesting of common stock, in each case, to the extent such Equity Interests represent a portion of the exercise price of those options, rights, warrants or common stock;

(9)    the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer or any Subsidiary Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with any Excess Proceeds that remain after consummation of an Asset Sale Offer;

(10)    so long as no Default has occurred and is continuing or would be caused thereby, after the occurrence of a Change of Control and the completion of the offer to repurchase the Notes pursuant to Section 4.15 of this Indenture (including the purchase of the Notes tendered), any purchase or redemption of Indebtedness that is contractually subordinated to the Notes or to any Subsidiary Guarantee required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest;

(11)    cash payments in lieu of fractional shares issuable as dividends on common stock or preferred stock or upon the conversion of any convertible debt securities of the Issuer or any of its Restricted Subsidiaries;

(12)    Investments that are made with Excluded Contributions;

(13)    so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount since the Escrow Release Date not to exceed the greater of (a) $75.0 million and (b) 42.0% of LTM Consolidated Adjusted EBITDA;

(14)    additional Restricted Payments; provided that (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a pro forma basis after giving effect to any such Restricted Payment pursuant to this clause (14), the Total Net Leverage Ratio would not exceed 2.50 to 1.00; and

(15)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer, or the payment of any dividend or making of any other payment or distribution on account of the Issuer’s Equity Interests, or the making of any Restricted Investment provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests, and the amount of any such dividend or distribution, and the amount of consideration paid for any such Restricted Investment, in the aggregate since the Escrow Release Date, may not exceed $75.0 million.

(d)    The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will, if the fair market value thereof exceeds $25.0 million, be determined by the Board of Directors of the Issuer whose resolution with respect thereto will be delivered to the Trustee.

(e)    For purposes of determining compliance with the provisions of this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Issuer, in its sole discretion, may order and classify, and from time to time may reorder and reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of any such reclassification.

Section 4.08         Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    From and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)    make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)    sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b)    Section 4.08(a) of this Indenture shall not apply to encumbrances or restrictions existing under or by reason of:

(1)    agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Escrow Release Date;

(2)    this Indenture, the Notes and the Subsidiary Guarantees;

(3)    applicable law, rule, regulation or order;

(4)    any instrument or agreement governing Indebtedness or Capital Stock of a Restricted Subsidiary acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or any of its Subsidiaries, or the property or assets of the Person or any of its Subsidiaries, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)    customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into in the ordinary course of business;

(6)    customary restrictions in leases (including capital leases), security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3) of this Indenture;

(7)    any agreement for the sale or other disposition of all or substantially all the Capital Stock or the assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)    any instrument or agreement governing Permitted Refinancing Indebtedness; provided that the restrictions contained therein are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)    Liens permitted to be incurred under Section 4.12 of this Indenture that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)    provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)    customary provisions imposed on the transfer of copyrighted or patented materials;

(13)    customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(14)    contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary of the Issuer in any manner material to the Issuer or any Restricted Subsidiary of the Issuer;

(15)    restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Issuer or any Restricted Subsidiary of the Issuer or any of their businesses;

(16)    any instrument or agreement governing Indebtedness or preferred stock (i) of any Non- Guarantor Subsidiary and (ii) of the Issuer or any Restricted Subsidiary that is incurred or issued subsequent to the Escrow Release Date and not in violation of Section 4.09 of this Indenture; provided that (x) in the case of preferred stock and Indebtedness that is not secured by any Permitted Liens, such encumbrances and restrictions are not materially more restrictive in the aggregate than the restrictions contained in this Indenture and (y) in the case of Indebtedness secured by Permitted Liens, are not materially more restrictive in the aggregate than the restrictions contained in the Credit Agreement; and

(17)    any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (14) and (16) above; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are in the good faith judgment of the Issuer’s Board of Directors, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those restrictions contained in the Indebtedness, preferred stock, Liens, agreements, contracts, licenses, leases, subleases, instruments or obligations referred to in clauses (1), (2), (4) through (14) and (16) above, as applicable prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09         Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    From and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    Section 4.09(a) of this Indenture will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any of the following items of Disqualified Stock or preferred stock (collectively, “Permitted Debt”):

(1)    the incurrence by the Issuer and/or any Subsidiary Guarantor (and the Subsidiary Guarantee thereof by the Subsidiary Guarantors) of Indebtedness under the Credit Agreement and other Debt Facilities entered into after the Escrow Release Date in an aggregate principal amount at any one time outstanding under this clause (1) not to exceed (except as permitted by the definition of “Permitted Refinancing Indebtedness”) the sum of (i) $375.0 million and (ii) any additional amount so long as, in the case of this subclause (ii), after giving effect thereto the Secured Net Leverage Ratio (treating all incurred Indebtedness under this clause (1) as secured by Liens on the assets of the Issuer) would not exceed 2.75 to 1.00;

(2)    the incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(3)    the incurrence by the Issuer and the Subsidiary Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees;

(4)    the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations), Disqualified Stock or preferred stock, in each case, incurred or issued for the purpose of financing all or any part of the purchase price or cost of design, construction, lease, installation or improvement of any fixed or capital assets and any Indebtedness assumed by the Issuer or any of its Restricted Subsidiaries in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, in an aggregate principal amount, including all Permitted Refinancing Indebtedness (except as permitted by the definition of “Permitted Refinancing Indebtedness”) and Replacement Preferred Stock (except as permitted by the definition of “Replacement Preferred Stock”) incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $30.0 million and (b) 17% of LTM Consolidated Adjusted EBITDA and at any time outstanding;

(5)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness or Replacement Preferred Stock in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) or any Disqualified Stock or preferred stock that was permitted by this Indenture to be incurred under Section 4.09(a) of this Indenture or clauses (2), (3), (4), (5), (13), (15), (17) or (18) of this Section 4.09(b);

(6)    the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(A)    if the Issuer or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Issuer or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer or the Subsidiary Guarantee, in the case of a Subsidiary Guarantor, except to the extent such subordination would violate any applicable law, rule or regulation; and

(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer, will be deemed, in each case, to constitute a new incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, which new incurrence is not permitted by this clause (6);

(7)    the issuance by any of the Issuer’s Restricted Subsidiaries to the Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer; and

(B)    any sale or other transfer of any such preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary of the Issuer,

will be deemed, in each case, to constitute a new issuance of such preferred stock by such Restricted Subsidiary which new issuance is not permitted by this clause (7);

(8)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)    the guarantee:

(A)    by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to the Notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed; and

(B)    by any Non-Guarantor Subsidiary of Indebtedness of a Non-Guarantor Subsidiary;

(10)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, surety bonds, appeal bonds or other similar bonds in the ordinary course of business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers’ compensation claims, or the incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five Business Days;

(12)    the incurrence of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of the Issuer or any Restricted Subsidiary;

(13)    the incurrence of Indebtedness or the issuance of any Disqualified Stock or preferred stock by any Non-Guarantor Subsidiary in an aggregate principal amount, including all Permitted Refinancing Indebtedness (except as permitted by the definition of “Permitted Refinancing Indebtedness”) and Replacement Preferred Stock (except as permitted by the definition of “Replacement Preferred Stock”) incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $20.0 million at any time outstanding;

(14)    the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business;

(15)    Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary (including by way of merger or consolidation) in accordance with the terms of this Indenture; and Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Subsidiary Guarantor incurred in connection with, or to provide all or a portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by the Issuer; provided that after giving effect to such acquisition, merger or consolidation, either

(A)    the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of this Indenture or

(B)    the Issuer’s Fixed Charge Coverage Ratio after giving pro forma effect to such acquisition, merger or consolidation would be greater than the Issuer’s actual Fixed Charge Coverage Ratio immediately prior to such acquisition, merger or consolidation;

(16)    Indebtedness of the Issuer or a Restricted Subsidiary in respect of netting services, overdraft protection and otherwise in connection with deposit accounts; provided that such Indebtedness remains outstanding for ten Business Days or less;

(17)    the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness (except as permitted by the definition of “Permitted Refinancing Indebtedness”) and all Replacement Preferred Stock (except as permitted by the definition of “Replacement Preferred Stock”) incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred or issued pursuant to this clause (17), not to exceed the greater of (a) $75.0 million and (b) 42.0% of LTM Consolidated Adjusted EBITDA at any time outstanding;

(18)    the incurrence or issuance by Foreign Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness (except as permitted by the definition of “Permitted Refinancing Indebtedness”) and all Replacement Preferred Stock (except as permitted by the definition of “Replacement Preferred Stock”) incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock and preferred stock incurred or issued pursuant to this clause (18), not to exceed the greater of (a) $20.0 million and (b) 12% of LTM Consolidated Adjusted EBITDA at any time outstanding;

(19)    the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in the form of loans from a Captive Insurance Subsidiary;

(20)    Indebtedness representing deferred compensation to employees of the Issuer and its Restricted Subsidiaries incurred in the ordinary course of business; and

(21)    Indebtedness in respect of promissory notes issued to consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by Section 4.07(c)(7) of this Indenture.

For purposes of determining compliance with this Section 4.09:

(1)     in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to Section 4.09(a) of this Indenture, the Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09 except that Indebtedness under the Credit Agreement outstanding on the Escrow Release Date will be deemed to have been incurred in reliance on the exception provided by Section 4.09(b)(1)(i) of this Indenture.

(2)    In the case of any Permitted Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

(3)    Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness.

(4)    Notwithstanding anything in this Section 4.09 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred pursuant to this Section 4.09 measured by reference to a percentage of LTM Consolidated Adjusted EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM Consolidated Adjusted EBITDA restriction to be exceeded if calculated based on the percentage of LTM Consolidated Adjusted EBITDA on the date of such refinancing, such percentage of LTM Consolidated Adjusted EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 4.09; provided in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued (other than the reclassification of preferred stock as Indebtedness due to a change in accounting principles).

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such dollar- denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount) incurred in connection with such refinancing.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)    the Fair Market Value of such assets at the date of determination; and

(B)    the amount of the Indebtedness of the other Person.

Section 4.10         Asset Sales.

(a)    From and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)    at least 75% of the consideration received in the Asset Sale by the Issuer or such Restricted Subsidiary is in the form of cash. For purposes of this clause (2), each of the following will be deemed to be cash:

(A)    Cash Equivalents;

(B)    any liabilities, as shown on the Issuer’s most recent consolidated balance sheet, of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability;

(C)    any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of receipt, to the extent of the cash received in that conversion;

(D)    any Designated Noncash Consideration the Fair Market Value of which, when taken together with all other Designated Noncash Consideration received pursuant to this clause (D) (and not subsequently converted into Cash Equivalents that are treated as Net Proceeds of an Asset Sale), does not exceed $25.0 million since the Escrow Release Date, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(E)    any stock or assets of the kind referred to in clauses (2) or (4) of Section 4.10(b) of this Indenture.

(b)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1)    to repay Indebtedness outstanding pursuant to Section 4.09(b)(1) of this Indenture and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)    to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Issuer or additional Capital Stock of an existing Subsidiary that is not a Wholly Owned Subsidiary which is a Restricted Subsidiary;

(3)    to make a capital expenditure with respect to a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets;

(4)    to acquire Additional Assets;

(5)    to repay (i) Notes or (ii) any other Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) that is pari passu in right of payment with the Notes, and in the case of revolving Indebtedness, to correspondingly reduce commitments with respect thereto; provided that if the Issuer or any of its Restricted Subsidiaries shall so repay any Indebtedness other than the Notes, the Issuer will repay the Notes on a pro rata basis by, at its option, (A) redeeming Notes pursuant to Section 3.07 of this Indenture or (B) purchasing Notes through open-market purchases, at a price equal to or higher than 100% of the principal amount thereof, or making an offer (in accordance with the procedures set forth below) to all Holders to purchase their Notes on a ratable basis with such other Indebtedness for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased; or

(6)    any combination of the foregoing;

provided that the requirements of clauses (2) through (4) above shall be deemed to be satisfied if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the acquisitions or expenditures referred to in any of clauses (2) through (4) above is entered into by the Issuer or its Restricted Subsidiary within 365 days after the receipt of such Net Proceeds and such Net Proceeds are applied in accordance with such agreement; provided, further, that (x) such acquisition or investment is then consummated within 545 days after the receipt of such Net Proceeds and (y) if such acquisition or investment is not consummated within the period set forth in sub clause (x), or otherwise applied as set forth in clauses (1) or (5) above, the Net Proceeds not so applied will be deemed to constitute Excess Proceeds under Section 4.10(c) of this Indenture.

Pending the final application of any Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)    Any Net Proceeds from Asset Sales received since the Escrow Release Date that were not or are not applied or invested as provided in Section 4.10(b) of this Indenture shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds with respect to any individual Asset Sale exceeds $20.0 million, or with respect to all Asset Sales exceeds $40.0 million, within ten Business Days thereof, the Issuer will make an offer (an “Asset Sale Offer”) to all Holders and if the Issuer elects (or is required by the terms of such other pari passu Indebtedness), any holders of other Indebtedness that is pari passu in right of payment with the Notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d)    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11         Transactions with Affiliates.

(a)    From and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $10.0 million for any individual transaction or series of related transactions (each, an “Affiliate Transaction”), unless:

(1)    the Affiliate Transaction is on terms that, taken as a whole, are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, the Issuer delivers to the Trustee an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer, together with a certified copy of the resolutions of the Board of Directors of the Issuer approving such Affiliate Transaction or Affiliate Transactions.

(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) of this Indenture:

(1)    any employment agreement, change of control agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2)    transactions between or among the Issuer, its Restricted Subsidiaries and/or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Issuer) that is an Affiliate of the Issuer solely because the Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)    payment of customary directors’ fees, reasonable out of pocket expense reimbursement, indemnities (including the provision of directors and officers insurance) and compensation arrangements for members of the Board of Directors, officers or other employees of the Issuer and its Subsidiaries;

(5)    any issuance of Equity Interests (other than Disqualified Stock) of the Issuer to Affiliates of the Issuer and the registration rights and payments associated therewith thereunder;

(6)    Permitted Investments or Restricted Payments that do not violate Section 4.07 of this Indenture;

(7)    loans (or cancellation of loans) or advances to employees in the ordinary course of business;

(8)    transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture;

(9)    the issuance of Equity Interests (other than Disqualified Stock) in the Issuer or any Restricted Subsidiary for compensation purposes;

(10)    any lease entered into between the Issuer or any Restricted Subsidiary, as lessee and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith;

(11)    intellectual property licenses in the ordinary course of business;

(12)    Existing Indebtedness and any other obligations pursuant to an agreement existing on the Issue Date and described in the Offering Memorandum, including any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect);

(13)    payments by the Issuer or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary;

(14)    transactions in which the Issuer or any Restricted Subsidiary delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view and which are approved by a majority of the disinterested members of the Board of Directors of the Issuer in good faith; and

(15)    any customary management services agreements or similar agreements between the Issuer or any of its Subsidiaries and any joint venture.

Section 4.12         Liens.

From and after the Escrow Release Date, the Issuer will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, whether owned on the Escrow Release Date or thereafter acquired, unless all payments due under this Indenture, the Notes and the Guarantees are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 4.13         Effectiveness of Covenants.

(a)    From and after the occurrence of an Investment Grade Rating Event after the Escrow Release Date (such date, a “Suspension Date”), the Issuer and its Restricted Subsidiaries will not be subject to Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.16, Section 4.17 (but only with respect to any Person that is required to become a Subsidiary Guarantor after the date of the commencement of the applicable Suspension Date) and Section 5.01(a)(4) of this Indenture (collectively, the “Suspended Covenants”).

(b)    If at any date (each such date, a “Reversion Date”), the credit rating of the Notes is downgraded from an Investment Grade Rating by two Rating Agencies, then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of this Indenture, unless and until the occurrence of a subsequent Investment Grade Rating Event.

(c)    The period of time between the occurrence of an Investment Grade Rating Event and its respective Reversion Date is referred to herein as the “Suspension Period.” Calculations made after a Reversion Date of the amount available to be made as Restricted Payments pursuant to Section 4.07 of this Indenture will be made as though Section 4.07 of this Indenture had been in effect at all times since the Escrow Release Date, including during any Suspension Period. Any Indebtedness incurred during any Suspension Period would be deemed to be Permitted Debt subsequent to the Reversion Date. Neither the failure of the Issuer or any of its Subsidiaries to comply with a Suspended Covenant during any Suspension Period nor compliance by the Issuer or any of its Subsidiaries with any contractual obligation entered into in compliance with this Indenture during any Suspension Period will constitute a Default, Event of Default or breach of any kind under this Indenture or the Notes.

(d)    During any Suspension Period, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries. Additionally, during any Suspension Period, the Holders will be entitled to substantially reduced covenant protection. However, the Issuer and its Restricted Subsidiaries will remain subject to all other covenants in this Indenture during any such time, including to Section 4.15 of this Indenture.

Section 4.14         Corporate Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (1) its corporate existence and, from and after the Escrow Release Date, the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (2) the rights (charter and statutory), licenses and franchises of the Issuer and, from and after the Escrow Release Date, its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole.

Section 4.15         Offer to Repurchase Upon a Change of Control.

(a)    From and after the Escrow Release Date, if a Change of Control occurs, each Holder will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to an offer made by the Issuer (the “Change of Control Offer”). In the Change of Control Offer, the Issuer will offer to make a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Change of Control Payment Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer will transmit a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is transmitted, pursuant to the procedures required by this Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

(b)    On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly transmit to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and transmit (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)    If Holders of not less than 90% in aggregate principal amount of the then outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making an offer to purchase the Notes upon a Change of Control in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer shall have the right, upon not less than 30 nor more than 60 days’ prior written notice, given not more than 30 days following the Change of Control Payment Date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the date of redemption, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(d)    The provisions described above in clauses (a) through (c) of this Section 4.15 that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(e)    Notwithstanding anything to the contrary in this Section 4.15, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to this Indenture in respect of all Notes pursuant to Section 3.07 of this Indenture, unless and until there is a Default in payment of the applicable redemption price.

(f)    A Change of Control Offer may be made in advance of and conditioned on the occurrence of a Change of Control if there is a definitive agreement in place to consummate a transaction that would constitute a Change of Control if consummated at the time such Change of Control Offer is made.

Section 4.16         Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would be in existence following such designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 of this Indenture or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted under Section 4.09 of this Indenture and (b) no Default or Event of Default would be in existence following such designation.

Section 4.17         Additional Subsidiary Guarantees.

If the Issuer or any of its Restricted Subsidiaries, acquires or creates another Subsidiary, other than a Non-Guarantor Subsidiary or if any Non-Guarantor Subsidiary otherwise ceases to be a Non-Guarantor Subsidiary, in each case, after the Escrow Release Date, then such newly acquired or created Subsidiary or Subsidiary that has ceased to be a Non-Guarantor Subsidiary, as applicable, will become a Subsidiary Guarantor and execute a supplemental indenture providing a Guarantee substantially in the form attached as Exhibit B and deliver an Opinion of Counsel and Officers’ Certificate to the Trustee within 30 Business Days of the date on which it was acquired or created or ceased to be a Non-Guarantor Subsidiary, as applicable, including any entity in the CFTC Group if acquired after the Escrow Release Date.

Section 4.18         Escrow of Gross Proceeds; Escrow Release Conditions.

(a)    Concurrently with the issuance of the Initial Notes, the Escrow Issuer will enter into the Escrow Agreement with the Trustee and the Escrow Agent, pursuant to which the Escrow Issuer will deposit, or cause to be deposited, into an Escrow Account (i) an amount equal to the gross proceeds of the Initial Notes and (ii) an additional amount in cash that, when taken together with such gross proceeds, is sufficient to fund the Special Mandatory Redemption of the Initial Notes on the date that is the last day of the first full calendar month following the Issue Date, if the Special Mandatory Redemption were to occur on such date.

(b)    In addition, unless any of the events described in clauses (i) or (ii) of Section 3.09(a) has occurred, commencing with the first day of the second full calendar month following the Issue Date, and, thereafter, the first date of each full calendar month following the second full calendar month, at least two Business Days prior to such date (each such date, a “Deposit Date”), the Escrow Issuer will deposit, or cause to be deposited, cash by wire transfer in the Escrow Account in an amount equal to the lesser of (x) the monthly interest that would accrue on the Notes during such next calendar month and (y) the amount of interest that would accrue on the Notes from the first day of the next calendar month to, but excluding, the Termination Date (in each case, as calculated by the Escrow Issuer in accordance with this Indenture).

(c)    The Escrow Issuer will grant the Trustee, for the benefit of the Trustee and the Holders of the Notes, a first- priority security interest in the Escrowed Property to secure the obligations in respect of the Notes pending disbursement as described in this Section 4.18 and as set forth in the Escrow Agreement. The Escrow Agent will invest the Escrowed Property in such specified permitted investments, and liquidate such specified permitted investments, as the Escrow Issuer will from time to time direct in writing, in accordance with the Escrow Agreement. The ability of the Holders of the Notes to realize upon such Escrowed Property or securities held in the Escrow Account may be subject to certain limitations of Bankruptcy Law in the event of a bankruptcy, liquidation or reorganization of the Escrow Issuer.

(d)    The Escrowed Property will be held in the Escrow Account until released in accordance with the Escrow Agreement upon the earliest of (i) the date on which the Escrow Issuer delivers to the Escrow Agent and the Trustee the Officers’ Certificate referred to in Section 4.18(e), (ii) the Termination Date, (iii) the date on which the Escrow Issuer delivers notice to the Escrow Agent and the Trustee to the effect set forth in Section 3.09(a)(ii), and (iv) the date on which the Escrow Issuer fails to timely deposit (or cause to be timely deposited) in cash such amounts required by Section 4.18(b) on or prior to three Business Days after the applicable Deposit Date.

(e)    Pursuant to the terms of the Escrow Agreement, the Escrowed Property held in the Escrow Account will be released to, or as directed by, the Escrow Issuer within two Business Days following delivery by the Escrow Issuer to the Escrow Agent and the Trustee, not later than the Termination Date, of an Officers’ Certificate (in the form and substance as set forth in the Escrow Agreement) instructing the Escrow Agent to release the Escrowed Property and certifying that the following conditions (collectively, the “Escrow Release Conditions”) have been or, substantially concurrent with the release of the Escrowed Property will be, satisfied (the date of the Escrow Release is hereinafter referred to as the “Escrow Release Date”):

(1)    the VRI Acquisition will occur substantially concurrent with the release of the Escrowed Property from the Escrow Account;

(2)    the ModivCare Assumption will occur substantially concurrent with the release of the Escrowed Property from the Escrow Account; and

(3)    the Company, pursuant to the Credit Agreement, shall not be prohibited from consummating the VRI Acquisition.

(f)    Prior to the Escrow Release Date, (i) the Subsidiaries of the Issuer will not be parties to this Indenture and will not provide a Guarantee, and (ii) the Company will not be a party to this Indenture and will not be subject to the restrictions, agreements or covenants in Article 4, Article 5 and Article 6 of this Indenture.

Section 4.19         Activities Prior to the Escrow Release Date.

On the Issue Date, and prior to the consummation of the VRI Acquisition on the Escrow Release Date, the Escrow Issuer’s primary activities will be restricted to (i) performing its obligations in respect of the Notes, this Indenture and the Escrow Agreement, (ii) redeeming the Notes pursuant to Section 3.09 and (iii) conducting such other activities as are necessary or appropriate to carry out the foregoing activities. Prior to the Escrow Release Date, the Escrow Issuer will not issue any Indebtedness other than the Notes, or own, hold or otherwise have any interest in any assets other than the Escrow Account and cash or Cash Equivalents.

ARTICLE 5

SUCCESSORS

Section 5.01         Merger, Consolidation or Sale of Assets.

(a)    From and after the Escrow Release Date, the Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person or consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)    Either:

(A)    the Issuer is the surviving entity; or

(B)    the Person formed by or surviving any such consolidation, merger or Division (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)    the Person formed by or surviving any such consolidation, merger or Division (if other than the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Issuer under the Notes and this Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3)    immediately after such transaction, no Event of Default exists; and

(4)    the Issuer or the Person formed by or surviving any such consolidation, merger or Division (if other than the Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four- quarter period;

(A)    be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of this Indenture; or

(B)    have a Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio of the Issuer immediately prior to such transaction.

(b)    The Issuer will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c)    Clauses (3) and (4) of Section 5.01(a) of this Indenture shall not apply to:

(1)    a merger of the Issuer with an Affiliate solely for the purpose of reincorporating the Issuer in another jurisdiction; and

(2)    any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries or, so long as the Issuer is a surviving Person and any other surviving Person is a Restricted Subsidiary of the Issuer, any Division of the Issuer as the Dividing Person.

Section 5.02         Successor Entity Substituted.

Upon any consolidation, merger, Division, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 of this Indenture or a Guarantor in accordance with Section 10.04 of this Indenture, the Issuer and a Guarantor, as the case may be, will be released from its obligations under this Indenture and the Notes or its Guarantee, as the case may be, and the successor Issuer and the successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Issuer or a Guarantor, as the case may be, under this Indenture, the Notes and such Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Issuer will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Guarantee.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01         Events of Default and Remedies.

Each of the following, if occurring from and after the Escrow Release Date, is an event of default (an “Event of Default”):

(1)    default in any payment of interest on any Note when due, continued for 30 days;

(2)    default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon Special Mandatory Redemption as described in Section 3.09 and in accordance with the Escrow Agreement, upon required repurchase, upon declaration, or otherwise;

(3)    failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 or 10.04 of this Indenture;

(4)    failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice to the Issuer by the Trustee or the Holders of at least 30% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

(5)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Significant Subsidiaries), whether such Indebtedness or guarantee existed on the Issue Date, or is or was created thereafter, if that default:

(A)    is caused by a failure to pay principal at the final Stated Maturity of such Indebtedness (a “Payment Default”); or

(B)    results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(6)    with respect to any judgment or decree for the payment of money (net of any amount covered by insurance issued by a reputable and creditworthy insurer that has not contested coverage or reserved rights with respect to an underlying claim) in excess of $50.0 million or its foreign currency equivalent against the Issuer or any Significant Subsidiary of the Issuer, the failure by the Issuer or such Significant Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days after such judgment or decree became final and nonappealable without being paid, discharged, waived or stayed;

(7)    except as permitted by this Indenture, any Subsidiary Guarantee of any Significant Subsidiary of the Issuer is declared to be unenforceable or invalid by any final and nonappealable judgment or decree or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor that is a Significant Subsidiary of the Issuer or any Person acting on behalf of any Subsidiary Guarantor that is a Significant Subsidiary of the Issuer, denies or disaffirms its obligations in writing under its Guarantee and such Default continues for ten days after receipt of the notice specified in this Indenture;

(8)    the Issuer or any Subsidiary that is a Significant Subsidiary of the Issuer pursuant to or within the meaning of Bankruptcy Law:

(A)    commences a voluntary case,

(B)    consents to the entry of an order for relief against it in an involuntary case,

(C)    consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)    makes a general assignment for the benefit of its creditors, or

(E)    generally is not paying its debts as they become due; and

(9)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)    is for relief against the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary of the Issuer in an involuntary case;

(B)    appoints a custodian of the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary of the Issuer for all or substantially all of the property of the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary of the Issuer; or

(C)    orders the liquidation of the Issuer or any of the Issuer’s Restricted Subsidiaries that is a Significant Subsidiary of the Issuer; and

(D)    and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02         Acceleration.

(a)    In the case of an Event of Default arising under clauses (8) or (9) of Section 6.01 of this Indenture with respect to the Issuer or any Significant Subsidiary of the Issuer, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 30% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

(b)    The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

Section 6.03         Other Remedies.

(a)    If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)    The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04         Waiver of Past Defaults.

(a)    Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

(b)    The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)    Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)    such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)    Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(c)    The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the Notes.

Section 6.05         Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee shall be entitled to reasonable indemnification against all losses and expenses caused by taking or not taking such action.

Section 6.06         Limitation on Suits.

Subject to Section 6.07 of this Indenture, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)    Holders of at least 30% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)    such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)    Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07         Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08         Collection Suit by Trustee.

If an Event of Default specified in clauses (1) or (2) of Section 6.01 of this Indenture occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer and each Guarantor for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09         Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter and all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10         Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 of this Indenture, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11         Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12         Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.06 of this Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 of this Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13         Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money in the following order:

(1)    to the Trustee and its agents and attorneys for amounts due under Section 7.06 of this Indenture, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(2)    to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3)    to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 12.02 of this Indenture.

Section 6.14         Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 of this Indenture, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01         Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculation or facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1)    this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 of this Indenture.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)    The Trustee will be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on (or the investment of) any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02         Rights of Trustee.

(a)    The Trustee may conclusively rely upon and shall be fully protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both which shall conform to the provisions of Section 12.05 of this Indenture, except that no Opinion of Counsel will be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Issue Date. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or security or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder.

(j)    The Trustee may request that the Issuer and each Guarantor deliver an Officers’ Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k)    The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03         Individual Rights of Trustee.

The Trustee or any Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee or such Agent. However, in the event that the Trustee acquires any conflicting interest (within the meaning of the Trust Indenture Act of 1939, as amended) it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 of this Indenture.

Section 7.04         Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05         Notice of Defaults.

If a Default occurs and is continuing and a Responsible Officer of Trustee has received written notice thereof, the Trustee will transmit to each Holder a notice of the Default within 90 days thereafter. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01 of this Indenture, the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interest of the Holders.

Section 7.06         Compensation and Indemnity.

(a)    The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and the Escrow Agreement and services hereunder and thereunder as the Issuer and the Trustee shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services, except for any such disbursements, advances or expenses as shall have been caused by the Trustee’s willful misconduct, gross negligence or bad faith. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel. The Trustee shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business.

(b)    The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee for, and hold each of the Trustee and any predecessor harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture or the Escrow Agreement against the Issuer or any Guarantor (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its rights, powers or duties hereunder or thereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor needs to pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith.

(c)    The obligations of the Issuer and the Guarantors under this Section 7.06 shall survive the satisfaction, discharge or termination of this Indenture or the Escrow Agreement or the resignation or removal of the Trustee.

(d)    To secure the payment obligations of the Issuer and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or Section 6.01(9) of this Indenture occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07         Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.09 of this Indenture;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a receiver or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

(b)    If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee to replace it with another successor Trustee appointed by the Issuer.

(c)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(d)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 of this Indenture, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e)    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall transmit a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.06 of this Indenture. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under this Section 7.07 shall continue for the benefit of the retiring Trustee.

(f)    As used in this Section 7.07, the term “Trustee” shall also include each Agent.

Section 7.08         Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee, subject to Section 7.09 of this Indenture.

Section 7.09         Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 7.10         Escrow Authorization.

(a)    Each Holder, by its acceptance of a Note, (i) consents and agrees to the terms of the Escrow Agreement, including documents related thereto, as the same may be in effect or may be amended from time to time in writing by the parties thereto (provided that no amendment or waiver that would materially adversely affect the rights of the Holders of the Notes (as determined in good faith by the Issuer) may be effected without the consent of the Holders of a majority of the aggregate principal amount of the Notes then outstanding), and (ii) authorizes and directs the Trustee to enter into the Escrow Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Escrow Agreement, to assure and confirm to the Trustee the security interest contemplated by the Escrow Agreement or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purpose herein expressed. The Issuer shall take, or shall cause to be taken, any and all actions reasonably required to cause the Escrow Agreement to create and maintain, as security for the obligations of the Issuer under this Indenture and the Notes as provided in the Escrow Agreement, valid and enforceable first priority perfected Liens in and on all of the Escrowed Property, in favor of the Trustee for its benefit and for the benefit of the Holders, superior to and prior to the rights of third Persons and subject to no other Liens. Whether or not expressly provided for therein, in executing, delivering and performing under the Escrow Agreement, the Trustee shall be entitled to all of the rights, privileges and immunities set forth in this Indenture.

(b)    The Issuer and each Holder, by its acceptance of a Note, acknowledges and agrees that the Trustee will not be responsible for (i) the existence, genuineness or value of any of the Escrowed Property or for the validity, perfection, priority or enforceability of the Liens granted to it, for the benefit of itself or the benefit of the Holders of the Notes, in any of the Escrowed Property, whether impaired by operation of law or by reason of any action or omission to act on its part under this Indenture or the Escrow Agreement, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee as determined in the final non-appealable judgment of a court of competent jurisdiction, (ii) the validity or sufficiency of the Escrowed Property or any agreement or assignment contained therein, or the validity of the title of the Issuer to the Escrowed Property, (iii) insuring the Escrowed Property or for the payment of taxes, charges, assessments or Liens granted to the Trustee, for the benefit of the Trustee and the Holders of the Notes, upon the Escrowed Property or otherwise as to the maintenance of the Escrowed Property. The Trustee hereby disclaims any representation or warranty to the present and future Holders of the Notes concerning the perfection of the Liens granted under the Escrow Agreement or in the value of any of the Escrowed Property.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01         Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 of this Indenture or Section 8.03 of this Indenture applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02         Legal Defeasance and Discharge.

(a)    Upon the Issuer’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04 of this Indenture;

(2)    the Issuer’s obligations with respect to the Notes concerning issuing the Temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)    this Section 8.02.

(b)    Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 of this Indenture.

Section 8.03         Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.15, 4.16, 4.17 and clause (4) of Section 5.01(a) of this Indenture with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 of this Indenture are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of this Indenture, but, except as specified above, the remainder of this Indenture, and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of this Indenture of the option applicable to this Section 8.03 of this Indenture, subject to the satisfaction of the conditions set forth in Section 8.04 of this Indenture, an Event of Default specified in Section 6.01(3) of this Indenture that resulted solely from the failure of the Issuer to comply with clause (4) of Section 5.01(a), Section 6.01(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), Section 6.01(5), Section 6.01(6), Section 6.01(7), Section 6.01(8) (solely with respect to Significant Subsidiaries of the Issuer) and Section 6.01(9) (solely with respect to Significant Subsidiaries of the Issuer) of this Indenture, in each case, shall not constitute an Event of Default.

Section 8.04         Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or Section 8.03 of this Indenture:

(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)    in the case of Legal Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement (including, without limitation, the Credit Agreement) or instrument (other than this Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(5)    the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or others; and

(6)    the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with

Section 8.05         Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a)    Subject to Section 8.06 of this Indenture, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 of this Indenture in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)    The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 of this Indenture or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c)    Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 of this Indenture which, in the opinion of an independent financial advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) of this Indenture), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06         Repayment to the Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07         Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03 of this Indenture, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 of this Indenture until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03 of this Indenture, as the case may be; provided that, if the Issuer makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01         Without Consent of Holders.

(a)    Notwithstanding Section 9.02 of this Indenture, the Issuer and the Trustee may amend or supplement this Indenture, the Guarantees, the Notes or the Escrow Agreement without the consent of any Holder:

(1)    to cure any mistake, ambiguity, defect or inconsistency;

(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)    to provide for the assumption of the Issuer’s or a Guarantor’s obligations to the Holders and Guarantees in the case of a merger, consolidation, Division or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, as applicable;

(4)    to provide for the merger of the Escrow Issuer with and into the Company and the assumption by the Company of the Obligations of the Escrow Issuer under this Indenture and the Notes;

(5)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(6)    to conform the text of this Indenture, the Guarantees or the Notes to any provision of the section described under the caption “Description of notes” in the Offering Memorandum to the extent that such provision in such “Description of notes” was intended to be a verbatim recitation of a provision of this Indenture, the Guarantees or the Notes;

(7)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the Issue Date;

(8)    to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the Notes; or

(9)    to issue the Notes on the Issue Date.

(b)    Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 12.04 of this Indenture, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and Officers’ Certificate stating that such amendment or supplement is authorized or permitted by this Indenture.

Section 9.02         With Consent of Holders.

(a)    Except as provided in Section 9.01 of this Indenture and this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Escrow Agreement, the Notes and the Guarantees with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.04 and Section 6.07 of this Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 of this Indenture shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b)    Upon the request of the Issuer, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 12.04 of this Indenture, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c)    It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver.

(d)    After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will give to the Holders a notice briefly describing such amendment, supplement or waiver. However, the failure of the Issuer to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.

(e)    However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    (a) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the optional redemption of the Notes pursuant to Section 3.07 of this Indenture (other than provisions relating to notice period for consummating an optional redemption of the Notes) or (b) reduce the price payable upon redemption of any Note or change the time at which the Note may be redeemed pursuant to a Special Mandatory Redemption as described under Section 3.09.

(3)    reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)    waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)    make any Note payable in money other than that stated in the Notes;

(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the contractual rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes;

(7)    make any change in the provisions in the Escrow Agreement or this Indenture dealing with the application of proceeds of Escrowed Property that would adversely affect the Holders of the Notes; or

(8)    make any change in the preceding amendment and waiver provisions.

(f)    A consent to any amendment, supplement or waiver of this Indenture, the Notes or the Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03         [Reserved].

Section 9.04         Revocation and Effect of Consents.

(a)    Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b)    The Issuer may, but shall not be obliged to, fix a record date pursuant to Section 1.05 of this Indenture for the purpose of determining the Holders entitled to consent to any amendment or waiver.

Section 9.05         Notation on or Exchange of Notes.

(a)    The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b)    Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06         Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental indenture, the Trustee shall be provided with and (subject to Section 7.01 of this Indenture) shall be fully protected in relying upon, in addition to the documents required by Section 12.04 of this Indenture, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

GUARANTEES

Section 10.01       Guarantees.

(a)    Subject to this Article 10, following the satisfaction of the Escrow Release Conditions as described in Section 4.18(e), each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise (collectively, the “Guaranteed Obligations”). Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    Each of the Guarantors hereby agrees that its obligations under its Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder or the Trustee with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.05 of this Indenture.

(c)    Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01 of this Indenture.

(d)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, each Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of its Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Article 6 of this Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of its Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders or the Trustee under any Guarantees.

(f)    Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g)    In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h)    Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02       Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 10.03       Execution and Delivery.

(a)    To evidence its Guarantee set forth in Section 10.01 of this Indenture, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b)    Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 of this Indenture shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(c)    If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Guarantees shall be valid nevertheless.

(d)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04       Guarantors May Consolidate, etc., on Certain Terms.

(a)    Except as otherwise provided in this Section 10.04, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Issuer or another Subsidiary Guarantor) or consummate a Division as the Dividing Person (in each case, whether or not such Subsidiary Guarantor is the surviving Person), unless:

(1)    immediately after giving effect to such transaction, no Event of Default exists; and

(2)    either:

(A)    the Person (if other than the Issuer or a Subsidiary Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Issuer or a Subsidiary Guarantor) formed by or surviving any such consolidation, merger or Division assumes all the obligations of that Subsidiary Guarantor under this Indenture and its Subsidiary Guarantee, pursuant to a supplemental indenture satisfactory to the Trustee; or

(B)    such transaction does not violate Section 4.10 of this Indenture.

Section 10.05       Releases.

(a)    The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(1)    in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation or Division) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Subsidiary Guarantor, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(2)    in connection with any sale of Capital Stock of that Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(3)    if any Restricted Subsidiary that is a Subsidiary Guarantor becomes a Non-Guarantor Subsidiary in accordance with the applicable provisions of this Indenture; or

(4)    upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 of this Indenture or satisfaction and discharge of this Indenture in accordance with Article 11 of this Indenture.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01       Satisfaction and Discharge.

(a)    This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1)    either:

(A)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(B)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the transmitting of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)    no Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(3)    the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)    the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

(b)    In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c)    Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.06 of this Indenture shall survive, and if money shall have been deposited with the Trustee pursuant to Section 11.01(a)(1)(B) of this Indenture, the provisions of Section 11.02 and Section 8.06 of this Indenture shall survive.

Section 11.02       Application of Trust Money.

(a)    Subject to the provisions of Section 8.06 of this Indenture, all money and Government Securities deposited with the Trustee pursuant to Section 11.01 of this Indenture shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b)    If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 of this Indenture by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 of this Indenture; provided that if the Issuer has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 12

MISCELLANEOUS

Section 12.01       [Reserved].

Section 12.02       Notices.

(a)    Any notice or communication to the Escrow Issuer, the Company, any Guarantor or the Trustee is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address:

if to the Escrow Issuer:

c/o ModivCare Escrow Issuer, Inc.

6525 Morrison Blvd, Suite 318

Charlotte, NC 28211

Attention: Karla Boyd

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Email: AFabens@gibsondunn.com

Attention: Andrew L. Fabens

if to the Company or any Guarantor:

c/o ModivCare Inc.

6900 Layton Avenue, 12th Floor
Denver, Colorado
Attention: General Counsel

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
Email: AFabens@gibsondunn.com
Attention: Andrew Fabens

if to the Trustee:

The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street, Suite 700
Attn: Corporate Trust Administration
Chicago, IL 60602
Fax: (312) 827-8522

The Escrow Issuer, the Company, any Guarantor or the Trustee, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b)    All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

(c)    Any notice or communication to a Holder shall be electronically transmitted or mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d)    Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e)    Notwithstanding any other provision herein, where this Indenture provides for notice of any event to any Holder of an interest in a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), according to the applicable procedures of such Depositary, if any, prescribed for the giving of such notice.

(f)    The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee, as available for use in connection with its services hereunder (collectively, “Electronic Means”); provided, however, that the Issuer and each Guarantor, as applicable, shall provide to the Trustee an incumbency certificate listing Officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer and each Guarantor, as applicable, whenever a Person is to be added or deleted from the listing. If any of the Issuer and Guarantors, as applicable, elects to give Instructions to the Trustee using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. Each of the Issuer and the Guarantors understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. Each of the Issuer and the Guarantors shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the each of the Issuer and the Guarantors and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer or any Guarantor, as applicable. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. Each of the Issuer and the Guarantors agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer or any Guarantor, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

(g)    Except as otherwise expressly provided above, if a notice or communication is transmitted in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h)    If the Issuer transmits a notice or communication to Holders, it shall transmit a copy to the Trustee and each Agent at the same time.

Section 12.03       [Reserved].

Section 12.04       Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)    an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 of this Indenture) stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)    an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 of this Indenture) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that an Opinion of Counsel pursuant to this Section 12.04 shall not be required in connection with the authentication and delivery of the Initial Notes that are issued on the Issue Date.

Section 12.05       Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officers’ Certificate or a certificate of public officials as to matters of fact); and

(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06       Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07       No Personal Liability of Directors, Officers, Employees, Incorporator, Stockholder, Member, Partner or Other Holder of Equity Interests.

No director, officer, employee, incorporator, stockholder, member, partner or other holder of Equity Interests of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08       Governing Law and Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each of the Issuer, the Guarantors and the Trustee (i) agrees that any suit, action or proceeding against it arising out of or relating to the this Indenture may be instituted in any U.S. federal or New York state court sitting in the Borough of Manhattan, New York City, New York, (ii) irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding, (iii) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to the jurisdiction of any other courts to which it may be entitled on account of place of residence or domicile, and (iv) agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding and may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment.

Section 12.09       Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10       Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, and pandemics or disease; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 12.11       No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12       Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.05 of this Indenture.

Section 12.13       Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.14       Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.15       Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.16       Facsimile and Electronic Transmission of Signature Pages.

The exchange of copies of this Indenture and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or in electronic format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.17       U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 12.18       Tax Filings.

Upon request from the Trustee, the Issuer and each of the Holders shall provide information reasonably necessary in order to enable the Trustee to determine whether any withholding obligations under Section 1471-1474 of the Internal Revenue Code of 1986 (“FATCA”) or applicable law apply. The Trustee shall be entitled to make any withholding or deductions from payments to the extent necessary to comply with FATCA or applicable law and neither the Trustee nor the Issuer shall have any liability in connection with its compliance therewith.

Section 12.19       Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes; provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

[Signatures on following page]

IN WITNESS WHEREOF, each of the parties hereto has caused this Indenture to be executed as of the date first written above.

MODIVCARE ESCROW ISSUER, INC.

By:	/s/ Karla L. Boyd
Name: Karla L. Boyd
Title: President

[Signature page to Indenture for 5.000% Senior Notes due 2029]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature page to Indenture for 5.000% Senior Notes due 2029]

APPENDIX A

PROVISIONS RELATING TO THE INITIAL NOTES AND THE ADDITIONAL NOTES

Section 1.1           Definitions.

(a)    Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, Société Anonyme, or any successor securities clearing agency.

“Custodian” means the custodian with respect to a Global Note, as appointed by DTC, or any successor Person thereto.

“Distribution Compliance Period,” with respect to any Note, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of Euroclear systems Clearance System or any successor securities clearing agency.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“U.S. person” means a “U.S. person” as defined in Regulation S.

(b)    Other Definitions.

Term:	Defined in Section:

“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.2(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1           Form and Dating

(a)    The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the initial purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b)    Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent Global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more Global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture. The Rule 144A Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Increases and Decreases in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of the Indenture and Section 2.2(c) of this Appendix A.

(c)    Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of the Indenture and pursuant to an Authentication Order, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Custodian.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Custodian or under such Global Note, and the Depositary may be treated by the Issuer, the Trustee, each Agent and any agent of the Issuer or the Trustee or such Agent as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, any Agent or any agent of the Issuer or the Trustee or such Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(d)    Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2           Transfer and Exchange.

(a)    Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i)    to register the transfer of such Definitive Notes; or

(ii)    to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1)    shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing; and

(2)    in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b)    Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i)    a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii)    written instructions directing the Trustee to make, or to direct the Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so cancelled. If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c)    Transfer and Exchange of Global Notes.

(i)    The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii)    the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii)    Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(d)    Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i)    Transfers by an owner of a beneficial interest in a Rule 144A Global Note to a transferee who takes delivery of such interest through another Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(ii)    During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iii)    Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv)    Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(v)    If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e)    Legends.

(i)    Except as permitted by Section 2.2(d) and this Section 2.2(e) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN AND ARE NOT EXPECTED TO BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE AND PROVIDED THAT PRIOR TO SUCH TRANSFER, THE TRUSTEE IS FURNISHED WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT), OR (4) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

[IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL, OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION, HOLDING AND SUBSEQUENT DISPOSITION OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

(ii)    Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(iii)    Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(f)    Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and cancelled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Custodian for such Global Note) with respect to such Global Note, by the Registrar or the Custodian, to reflect such reduction.

(g)    Obligations with Respect to Transfers and Exchanges of Notes.

(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii)    No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, Section 3.06, Section 4.10, Section 4.15 and Section 9.05 of the Indenture).

(iii)    Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv)    All Notes issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(v)    In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial Holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h)    No Obligation of the Trustee.

(i)    The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)    The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3           Definitive Notes.

(a)    A Global Note deposited with the Depositary or with the Trustee as Custodian pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and if (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as a Depositary for such Global Note, or (y) at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor Depositary within 120 days after the date of such notice, or (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Definitive Notes, or (iii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depositary to exchange the Global Note for Definitive Notes. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Issuer or Trustee.

(b)    Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c)    The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d)    In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

   EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

CUSIP [                      ]
ISIN [                      ]1

[RULE 144A][REGULATION S][GLOBAL] NOTE

5.000% Senior Notes due 2029

No. [RA- ] [RS- ]	[$ ]

MODIVCARE ESCROW ISSUER, INC.

promises to pay to [CEDE & CO.]2 [________________] or registered assigns the principal sum [set forth on the Schedule of Increases and Decreases in the Global Note attached hereto]3 [of $_______ (_________Dollars)]4 on October 1, 2029.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

[1]	Rule 144A Note CUSIP: 60783X AA2
Rule 144A Note ISIN: US60783XAA28
Regulation S Note CUSIP: U60714 AA7
Regulation S Note ISIN: USU60714AA77

[2]	Include in Global Notes

[3]	Include in Global Notes

[4]	Include in Definitive Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated: [__________]

MODIVCARE ESCROW ISSUER, INC.

By:
Name: Kathryn Stalmack
Title: Senior Vice President, General
Counsel and Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated: [__________]

[Reverse Side of Note]

5.000% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    INTEREST. The ModivCare Escrow Issuer, Inc., a Delaware corporation (such company, prior to the Escrow Release Date, the “Issuer”, which term shall, upon the Escrow Release Date, thereafter refer to ModivCare Inc., a Delaware corporation), promises to pay interest on the principal amount of this Note at 5.000% per annum until but excluding maturity. The Issuer shall pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including August 24, 2021; provided that the first Interest Payment Date shall be April 1, 2022. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered Holders at the close of business on March 15 and September 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if any, and interest on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

3.    PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

4.    INDENTURE. The Issuer issued the Notes under an Indenture, dated as of August 24, 2021 (as amended or supplemented from time to time, the “Indenture”), by and between the Issuer and the Trustee. This Note is one of a duly authorized issue of Notes of the Issuer designated as its 5.00% Notes due 2029. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and Section 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.    REDEMPTION AND REPURCHASE. The Notes are subject to optional and mandatory redemption, and may be the subject of certain repurchase events, as further described in the Indenture. Except as provided in the Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or Asset Sale Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7.    PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

8.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.

11.    GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.    CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o ModivCare Inc.
6900 Layton Avenue, 12th Floor
Denver, Colorado
Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to $__________principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned (CUSIP: [__________]; ISIN: [__________]).

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note held by the Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)	☐	pursuant to Rule 144 under the Securities Act; or

(7)	☐	pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Date: ________________________
Signature of Signature
Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: ________________________
NOTICE: To be executed by
an executive officer
Name:
Title:

Signature Guarantee*: ____________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A
REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,
PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE5

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated: ________________________	___________________________________________ Your Signature

[5]	Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10 ☐ Section 4.15

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$_______________	(integral multiples of $1,000; provided that the unpurchased portion must be in a minimum principal amount of $2,000)

Date: ________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $_____________. The following increases and decreases in the aggregate principal amount of this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Depositary or Custodian

*This schedule should be included only if the Note is issued in global form.

    EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [_______] [__], 20[___], among _________________ (the “Guaranteeing Subsidiary”), a Subsidiary of ModivCare Inc., a Delaware corporation (the “Issuer”), the existing guarantors (the “Existing Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended, modified and/or supplemented from time to time, the “Indenture”), dated as of August 24, 2021, providing for the issuance of an unlimited aggregate principal amount of 5.000% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01(a)(8) of the Indenture, each of the Issuer, the Guaranteeing Subsidiaries[, the Existing Guarantors] and the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

3.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.    Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTEEING SUBSIDIARIES[, THE EXISTING GUARANTORS] AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture. The words “execution,” “signed,” “signature” and words of like import in this Supplemental Indenture shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

6.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.    Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not provided elsewhere in this Supplemental Indenture. The Trustee makes no representations as to the validity, execution or sufficiency of this Supplemental Indenture or any Guarantee or in respect of the recitals contained in this Supplemental Indenture, all of which are deemed made by the Issuer and the Guaranteeing Subsidiaries.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MODIVCARE INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

    EXHIBIT C

FORM OF
ESCROW RELEASE DATE SUPPLEMENTAL INDENTURE

First Supplemental Indenture (this “Supplemental Indenture”), dated as of [_______] [__], 2021, among ModivCare Escrow Issuer, Inc., a Delaware corporation (the “Escrow Issuer”), ModivCare Inc., a Delaware corporation (the “Company”), the other parties that are signatories hereto as Guarantors (each, a “Guaranteeing Subsidiary”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Escrow Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 24, 2021, providing for the issuance of an unlimited aggregate principal amount of 5.00% Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture permits the Escrow Issuer to merge with and into the Company, with the Company to continuing as the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, the Indenture provides that the Company and the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which (i) the Company shall assume all of the Obligations of the Escrow Issuer under the Notes and the Indenture and (ii) each Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01(a)(4) and Section 9.01(a)(8) of the Indenture, each of the Escrow Issuer, the Company, the Guaranteeing Subsidiaries and the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Issuer. The Company hereby agrees to unconditionally assume all Obligations of the Escrow Issuer under the Notes (including, without limitation, Obligations in respect of principal and interest (including interest on the Notes accrued prior to the date hereof) on the Notes) and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all provisions of the Indenture and the Notes applicable to the Issuer pursuant to the terms of the Indenture and the Notes and to perform all of the obligations and agreements of the Issuer under the Indenture and the Notes, and be the Issuer for all purposes under the Indenture and the Notes.

3.    Guarantor. Each of the Guaranteeing Subsidiaries hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 10 thereof.

4.    Notices. All notices or other communications to the Company shall be given as provided in Section 12.02 of the Indenture.

5.    Ratification of Indenture; Supplemental Indentures part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

C-1

7.    Waiver of Jury Trial. EACH OF THE ESCROW ISSUER, THE COMPANY, THE GUARANTEEING SUBSIDIARIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile or in electronic format shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture. The words “execution,” “signed,” “signature” and words of like import in this Supplemental Indenture shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

9.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

10.   Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not provided elsewhere in this Supplemental Indenture. The Trustee makes no representations as to the validity, execution or sufficiency of this Supplemental Indenture or any Guarantee or in respect of the recitals contained in this Supplemental Indenture, all of which are deemed made by the Escrow Issuer, the Company and the Guaranteeing Subsidiaries.

C-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MODIVCARE ESCROW ISSUER, INC.

By:
Name:
Title:

MODIVCARE INC.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARIES]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

C-3